UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

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NYFIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Wall Street - 26th Floor
New York, NY 10005

November 7, 2007

Dear NYFIX Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of NYFIX, Inc. The meeting will be held on Tuesday, December 11, 2007, beginning at 9:00 a.m., Eastern Time, at the NYFIX, Inc. offices at 100 Wall Street, 26th Floor, New York, NY 10005.

Information about the meeting and the matters on which stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a proxy card and postage paid return envelope.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, you are urged to promptly vote your shares by proxy. You may vote electronically using the web site address or toll-free telephone number included on your proxy card. You may also vote by mail. If you choose to vote by mail, please complete, sign, date and return your proxy card in the enclosed envelope as soon as possible. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

P. Howard Edelstein
Chief Executive Officer

Lon Gorman
Chairman

100 Wall Street - 26th Floor
New York, NY 10005

November 7, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 11, 2007

To the Stockholders of NYFIX, Inc.:

Notice is hereby given that the 2007 Annual Meeting of Stockholders of NYFIX, Inc. (the “Company”) will be held at the Company’s offices at 100 Wall Street, 26th Floor, New York, NY 10005, on Tuesday, December 11, 2007, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect seven directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.	To approve the NYFIX, Inc. 2007 Omnibus Equity Compensation Plan.

3.	To ratify the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on October 26, 2007 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY PROXY. YOU MAY VOTE ELECTRONICALLY USING THE WEB SITE ADDRESS OR TOLL-FREE TELEPHONE NUMBER INCLUDED ON THE ACCOMPANYING PROXY CARD. YOU MAY ALSO VOTE BY MAIL. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED FROM WITHIN THE UNITED STATES IN THE ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOU PROVIDE YOUR PROXY PROMPTLY SO THAT THE COMPANY CAN AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

Scott A. Bloom
Secretary

November 7, 2007
New York, New York

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 11, 2007

TABLE OF CONTENTS

PROCEDURAL MATTERS	1
PROPOSALS	3
PROPOSAL 1 - ELECTION OF DIRECTORS	3
PROPOSAL 2 - APPROVAL OF THE 2007 OMNIBUS EQUITY COMPENSATION PLAN	7
PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18
EQUITY COMPENSATION PLAN INFORMATION	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
CORPORATE GOVERNANCE MATTERS	24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
EXECUTIVE OFFICERS	28
EXECUTIVE COMPENSATION	30
COMPENSATION DISCUSSION AND ANALYSIS	30
COMPENSATION COMMITTEE REPORT	41
DIRECTOR COMPENSATION	56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	59
AUDIT COMMITTEE REPORT	61
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES	63
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING	65
FINANCIAL AND OTHER INFORMATION	65
OTHER MATTERS	65
ANNEX A	A-1

i

100 Wall Street - 26th Floor
New York, NY 10005

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 11, 2007

PROCEDURAL MATTERS

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of NYFIX, Inc., a Delaware corporation (the "Company"), of proxies from holders of the Company's issued and outstanding shares of common stock, par value $0.001 per share ("Common Stock") and holders of Series B Voting Convertible Preferred Stock, $1.00 par value per share (the “Series B Preferred”). Holders of Common Stock and Series B Preferred are referred to herein collectively as the “Stockholders.” The proxies being solicited will be used at the Annual Meeting of Stockholders to be held on Tuesday, December 11, 2007, at 100 Wall Street, 26th Floor, New York, NY 10005, at 9:00 a.m., Eastern Time, and at any adjournment or postponement of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and enclosed proxy card are first being mailed to Stockholders on or about November 9, 2007.

Record Date and Quorum

The voting securities entitled to vote at the meeting consist of shares of Common Stock and Series B Preferred. Each share of Common Stock entitles its owner to one vote and each share of Series B Preferred entitles its owner to the number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred is then convertible as of October 26, 2007. Each share of Series B Preferred is currently convertible at the option of the holder, in whole or in part, at any time and from time to time into 10 shares of Common Stock at the initial conversion price of $5.00 per share. The conversion price is subject to adjustment upon certain events, including stock splits or combinations, stock dividends, rights distributions and similar events, and adjustments for anti-dilution protection for certain issuances below the conversion price.

Stockholders of record at the close of business on October 26, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 36,612,682 shares of Common Stock outstanding and 1,500,000 shares of Series B Preferred outstanding; therefore, the holders of Common Stock are entitled to 36,612,682 votes and the holders of Series B Preferred are entitled to 15,000,000 votes. The presence at the meeting in person or by proxy of the holders of a majority of the aggregate voting power represented by the shares of Common Stock and Series B Preferred issued and outstanding and entitled to vote will constitute a quorum at the meeting, provided that, for purposes of the proposal to elect directors, the presence in person or by proxy of a majority of the shares of Common Stock, as a separate class, issued and outstanding and entitled to vote shall be required to constitute a quorum. Proxies representing abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. A "broker non-vote" occurs when a broker, bank or other nominee who holds shares for a beneficial owner to be represented at the meeting submits a proxy but does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received instructions on point from such beneficial owner.

Required Votes

In the election of directors (Proposal 1), you may either vote “for” each nominee or expressly withhold your vote with respect to a nominee. The directors are elected by a plurality of the votes cast by holders of Common Stock, as a separate class, at the Annual Meeting, which means the seven director nominees receiving the highest number of votes will be elected. Accordingly, shares not present and shares present but not voted (because such vote is expressly withheld or is simply not cast) will have no effect on the voting outcome with respect to the election of directors.

Approval of the NYFIX, Inc. 2007 Omnibus Equity Compensation Plan (the “2007 Plan”) (Proposal 2) and ratification of the appointment of Friedman LLP as the Company’s independent registered accounting firm for the Company’s current fiscal year (Proposal 3) require the affirmative vote of a majority of the outstanding shares of common stock and Series B Preferred present or represented and voting as a single class on the proposal at the Annual Meeting. Accordingly, shares not present and shares present but not voted (because of an express abstention or broker non-vote or because such vote is simply not cast) will have no effect on the voting outcome with respect to these proposals.

Because the election of directors (Proposal 1) and the ratification of the appointment of Friedman LLP as the Company’s independent registered accounting firm for the Company’s current fiscal year (Proposal 3) are each a routine proposal, if you hold your shares in “street name” and do not give your broker or nominee instructions as to how to vote your shares with respect to this proposal, your broker or nominee will have discretionary authority to vote your shares under applicable rules. Because approval of the 2007 Plan (Proposal 2) is a non-routine proposal, if you hold your shares in “street name” and do not give your broker or nominee instructions as to how to vote your shares with respect to this proposal, under applicable rules your broker or nominee will not have discretionary authority to vote your shares, in which case such shares will be considered a broker non-vote with respect to such proposal.

Proxies

Whether or not you are able to attend the Annual Meeting, you are urged to vote your shares by proxy. You may vote electronically using the web site address or toll-free telephone number included on your proxy card. You may also vote by mail. If you choose to vote by mail, please complete, sign, date and return your proxy card as soon as possible. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. The Common Stock and Series B Preferred represented by all proxies received by the Company prior to the Annual Meeting, and not revoked prior to being voted at the Annual Meeting, will be voted at the Annual Meeting as directed. If no directions are specified, such proxies for Common Stock will be voted FOR each of the director nominees named in this Proxy Statement, and such proxies for Common Stock and Series B Preferred will be voted FOR approval of the 2007 Plan (Proposal 2) and FOR ratification of the appointment of Friedman LLP as the Company's independent registered accounting firm for the Company's current fiscal year (Proposal 3). Any Stockholder may revoke or change such Stockholder's proxy at any time before the proxy is voted at the Annual Meeting by (1) sending a written notice of revocation of the proxy to the Secretary of the Company at the Company's principal executive offices, (2) delivering a subsequently dated proxy by telephone, Internet or mail, or (3) voting in person at the Annual Meeting.

Costs of Proxy Solicitation

The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials sent by the Company to Stockholders. The Company has retained the services of Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies. Innisfree will receive a fee from us for services rendered of approximately $35,000 to $45,000, plus out-of-pocket expenses. The Company also expects to pay Integrated Corporate Relations approximately $12,000 for services in connection with proxy solicitation. In addition, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, personally or by telephone. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding the proxy materials to such beneficial owners.

PROPOSALS

PROPOSAL 1 -
ELECTION OF DIRECTORS

General

The Board currently consists of ten members, eight of whom are elected by holders of Common Stock and two of whom are elected by holders of Series B Preferred. We refer to directors elected solely by the holders of Series B Preferred as “Series B Directors.” Cary J. Davis and William H. Janeway are currently the Series B Directors. All members of the Board, other than the Series B Directors, are elected by the holders of Common Stock at each annual meeting.

Holders of Company Common Stock, voting as a separate class, will elect seven directors at the Annual Meeting. Those elected will serve until the Company’s next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

The Board has nominated each person listed below to stand for election at the Annual Meeting. Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each such nominee. However, if any nominee shall become unable to stand for election as a director at the Annual Meeting, the proxy may be voted for a substitute designated by the Board.

Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected at the Annual Meeting. Nominees P. Howard Edelstein, Lon Gorman, William J. Lynch, Michael J. Passarella, Richard Y. Roberts and Thomas C. Wajnert currently serve as directors of the Company. George O. Deehan and William C. Jennings currently serve as directors of the Company and are not standing for re-election. Following the election, the Board will consist of nine members: the seven directors elected at the Annual Meeting and the two Series B Directors.

Nominees

The following table sets forth the names of the nominees and certain information about them (including their terms of service):

Name of Nominee	Age	Director Since	Audit Committee	Audit Subcommittee	Compensation Committee	Corporate Governance And Nominating Committee	Strategic Investment Committee
P. Howard Edelstein	53	October 2006
Lon Gorman	58	September 2005					X
Mitchel A. Lenson	53	N/A
William J. Lynch	65	June 2000			X	Chair	X
Michael J. Passarella	66	October 2007	X
Richard Y. Roberts	56	September 2005	X			X
Thomas C. Wajnert	63	October 2004	X	X			X

There are no family relationships among any of the above-named directors or executive officers of the Company.

Director Nominees

P. Howard Edelstein has served as President and Chief Executive Officer (“CEO”) since September 2006 and as a director since October 2006. Mr. Edelstein served as an entrepreneur-in-residence at Warburg Pincus & Co. from January 2006 through September 2006.  Mr. Edelstein was President, Chief Executive Officer and a director of Radianz from July 2003 to December 2005. From January 2002 until July 2003, Mr. Edelstein was an entrepreneur-in-residence with Warburg Pincus & Co. From June 1993 to April 2001, Mr. Edelstein served as President and Chief Executive Officer of Thomson Financial ESG, which he founded and which later merged with the Depository Trust & Clearing Corp.’s TradeSuite business to create Omgeo, an industry utility for straight-through processing. Previously, Mr. Edelstein held senior positions at firms such as Dow Jones Telerate and Knight-Ridder. Mr. Edelstein is a director of SkillSoft Corporation and of Alacra Inc., a private company providing business and professional information.  Mr. Edelstein earned a Master of Science degree in Electrical Engineering from Stanford University and a Bachelor of Engineering degree in Electrical Engineering from City College of New York.

Lon Gorman has served as a director since September 2005 and as Chairman of the Board since September 2006.  Mr. Gorman is a member of the Strategic Investment Committee of the Board of Directors and was a member of the Audit and Compensation Committees until October 2007. Mr. Gorman is the retired Vice Chairman of The Charles Schwab Corporation, a holding company whose subsidiaries engage in securities brokerage and financial services. Mr. Gorman served as Vice Chairman of The Charles Schwab Corporation from July 1999 until November 2004, and served as President of Charles Schwab Institutional and Asset Management and President of Schwab Capital Markets L.P. following 16 years at Credit Suisse First Boston ("CSFB"), where he was Managing Director and head of global equity trading. Prior to CSFB, he was a partner at F. Eberstadt & Co., Inc. with responsibility for institutional sales and trading. Mr. Gorman currently serves on the Board of Directors of the Nasdaq Stock Market, Inc. He has also served as Vice Chairman of the Board of Directors of the Securities Industry Association ("SIA"), Co-Chairman of the SIA Market Structure Committee, and as a member of the SIA Public Trust & Confidence Committee and the New York Stock Exchange and Nasdaq Quality of Markets committees. He attended Adelphi University.

Mitchel A. Lenson is a candidate to serve as a director for the first time. From September 2000 to December 2004, Mr. Lenson was employed with Deutsche Bank as Chief Information Officer, initially responsible for Technology and Operations in the Corporate and Investment Bank. Over the period of time he worked at Deutsch Bank, Mr. Lenson had roles of increasing responsibility, and for his last two years there, he was Group Chief Information Officer. From January 2005 to December 2005, he served in a part-time advisory role to the Chief Operating Officer and Chief Executive Officer of the Bank before retiring in December 2005. Since October 1, 2007, Mr. Lenson has been a partner in Olivant Advisers Limited, a private equity firm. From 1994 to 2000, Mr. Lenson served, successively, with SG Warburg, SBC Warburg, SBC Warburg Dillon and UBS Warburg in roles of increasing responsibility as European Head of Operations and Global Head of Operations and Operations Technology. Prior to that, Mr. Lenson served in operations and systems roles with Credit Suisse First Boston (1990-1994), Acuma Ltd (American Express) (1989-1990), Irving Trust Company (1986-1989), Chase Manhattan Bank NT (1984-1986), Bank of America NT & SA (1981-1984) and Morgan Guaranty Trust Co. (1977-1981). From May 2006 through September 2007, Mr. Lenson was a member of the board of directors and the non-executive chairman of BCS plc, a consultancy and software company based in London. Mr. Lenson received a Bachelor of Arts degree in business finance with Honors from the City of London Polytechnic and he received his Master of Business Administration degree in finance and banking from the City University Business School in London. He is a Fellow of the Securities & Investment Institute and an Associate of the Institute for Financial Services (formerly the Chartered Institute of Bankers).

William J. Lynch has served as a director since June 2000. Mr. Lynch serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation and Strategic Investment Committees of the Board. Mr. Lynch is a Senior Advisor to Catterton Partners, a private equity fund, and has served in a similar position since January 2001. Mr. Lynch earned a Bachelor’s degree from the College of the Holy Cross and a Juris Doctorate degree from Harvard Law School.

Michael J. Passarella was appointed to the Board in October 2007 and, at the same time, to the Audit Committee. He was an audit partner at PriceWaterhouseCoopers LLP from 1975 until his retirement in 2002. He served as the managing partner of that firm’s securities industry practice from 1983 to 1998 and was the capital markets industry global audit leader from 1998 to 2001. Mr. Passarella serves as a director and Chairman of the Audit Committee of Unum Group. He previously served as a director and Chairman of the Audit Committee of Archipelago Holdings Inc., which merged with the New York Stock Exchange in March 2006. Mr. Passarella is a member of the Board of Trustees of Manhattan College where he received his Bachelor of Business Administration degree in accounting.

Richard Y. Roberts has served as a director since September 2005 and is a member of the Audit and the Nominating and Corporate Governance Committees of the Board. Since February 2006, Mr. Roberts has operated Roberts, Raheb & Gradler LLC, a consulting firm, and has been a partner in Roberts & Associates, a law firm, both in Washington, DC. From 1996 to February 2006, Mr. Roberts was a partner with a national law firm currently known as Thelen Reid Brown Raysman & Steiner LLP. From 1990 to 1995, Mr. Roberts served as a Commissioner of the United States Securities and Exchange Commission (“SEC”). Mr. Roberts is currently a director of Endeavor Acquisition Corporation, Victory Acquisition Corporation and Triplecrown Acquisition Corporation. Mr. Roberts is a member of the Advisory Board of the International Journal of Disclosure and Governance, of Securities Regulation and Law Report, and of the Municipal Finance Journal. Mr. Roberts has served in prior years as a member of FINRA’s District 10 Regional Consultative Committee, Market Regulation Advisory Board, and Legal Advisory Board. Mr. Roberts is a graduate of Auburn University where he earned a Bachelor’s degree in Electrical Engineering. He received his Juris Doctorate degree from the University of Alabama School of Law and his Master of Laws degree from The George Washington University Law Center.

Thomas C. Wajnert has served as a director since October 2004. Mr. Wajnert serves as Lead Director and a member of the Audit and Strategic Investment Committees of the Board. Mr. Wajnert is also a member of the Audit Subcommittee, described below at page 27. Mr. Wajnert is self employed and provides advisory services within the financial services industry. He currently serves as a Senior Advisor to Bear Stearns Merchant Banking. Mr. Wajnert had been Managing Director of Fairview Advisors, LLC, a merchant bank, from January 2002 to July 2006. He was Chairman and Chief Executive Officer of SEISMIQ, Inc, a provider of advanced technology to the commercial finance and leasing industry, from its founding in April 2000 until December 2001. Mr. Wajnert also was the Chairman of EPIX Holdings, Inc., a professional employer organization, from March 1998 until November 2003, where he also served as Chief Executive Officer from March 1998 to April 1999. Previously, Mr. Wajnert was Chairman of the Board of Directors from January 1992 until December 1997, and Chief Executive Officer from November 1984 until December 1997, of AT&T Capital Corporation, a commercial finance and leasing company. He was self-employed from December 1997 to March 1998. Mr. Wajnert serves on the boards of directors of Reynolds American, Inc. and United Dominion Realty. Mr. Wajnert received a Bachelor of Science degree in business from the Illinois Institute of Technology and a Masters of Business Administration degree from Southern Methodist University.

Series B Directors

Cary J. Davis, 41, has served as a director since October 2006 and is member of the Compensation and Strategic Investment Committees of the Board. Mr. Davis is Managing Director of Warburg Pincus LLC and a partner of Warburg Pincus & Co. and is responsible for investments in software and financial technology companies. Mr. Davis was designated to serve as a director by Warburg Pincus Private Equity IX, L.P. Mr. Davis joined Warburg Pincus in 1994 and became a partner in 1999. Prior to joining Warburg Pincus, Mr. Davis was executive assistant to Michael Dell at Dell Computer and a consultant at McKinsey & Company. He also serves as a director of Secure Computing and several private companies and has been involved in a number of Warburg Pincus’ prior investments including OpenVision Technologies (which merged with VERITAS Software) and BEA Systems. Mr. Davis received a Bachelor of Arts degree in economics from Yale University and a Masters of Business Administration degree from Harvard Business School.

William H. Janeway, 64, has served as a director since October 2006 and is a member of the Nominating and Corporate Governance Committee of the Board. Mr. Janeway is a partner of Warburg Pincus & Co. and a member and Senior Advisor of Warburg Pincus LLC. Mr. Janeway was designated to serve as a director by Warburg Pincus Private Equity IX, L.P. Mr. Janeway joined Warburg Pincus in 1988 to develop the firm’s investment activities in Information and Communications Technology. Prior to joining Warburg Pincus, he was Vice President and Director of Corporate Finance at F. Eberstadt & Co., Inc. He currently serves on the Board of Directors for BEA, Fortent, Nuance Communications Inc., O’Reilly Media Inc. and Wall Street Systems. He is Chairman of the Board of Trustees of Cambridge in America and co-chair of Cambridge’s 800th Anniversary Campaign. Mr. Janeway was Valedictorian of the Class of 1965 at Princeton University and received his Doctor of Philosophy degree in economics from Cambridge, which he attended as a Marshall Scholar.

Board Recommendation

The directors will be elected by a plurality of the votes cast at the Annual Meeting by holders of Common Stock, voting as a separate class.

The Board recommends that you vote FOR the election of each nominee for director.

PROPOSAL 2
APPROVAL OF THE 2007 OMNIBUS EQUITY COMPENSATION PLAN

Overview

Stockholders of the Company are being asked to approve the 2007 Plan. The Board approved the 2007 Plan on October 2, 2007, and directed that it be submitted to the Stockholders for approval at the Annual Meeting.

The purpose of the 2007 Plan is to promote the interests of the Company and its Stockholders by encouraging the Company’s and its subsidiaries’ employees, directors and consultants to contribute to the growth of the Company and aligning their economic interests with those of the Stockholders. If approved, the 2007 Plan will be an important component of the total compensation package offered to employees, directors and consultants, reflecting the importance that the Company places on motivating and rewarding superior results with long-term incentives.

If approved by the Stockholders, the 2007 Plan will replace the Javelin Technologies, Inc. 1999 Stock Option/Stock Issuance Plan (the “Javelin 1999 Plan”) and the NYFIX, Inc. 2001 Stock Option Plan (the “2001 Plan” and the Javelin 1999 Plan, collectively, the “Prior Plans”). The Prior Plans and the Trinitech Systems, Inc. Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan (the “1991 Plan”) will remain in effect only to the extent of awards outstanding under the Prior Plans as of the date the Stockholders approve the 2007 Plan and no future awards under the Prior Plans will be made after Stockholder approval. Additional shares would become available for awards under the 2007 Plan only if stock options or stock grants currently outstanding under the Prior Plans expire or are canceled or forfeited before they are exercised or vest, respectively.

The Board believes that the continued use of the Prior Plans is less desirable than moving to a new plan, especially in light of changes to the securities laws and other tax and regulatory changes since the adoption of the Prior Plans.

The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 2007 Plan is 9,450,000 shares of stock, plus specified shares under the Prior Plans. In October 2007, grants covering a total of 7,468,874 underlying shares of Common Stock were awarded under the 2007 Plan. Of that amount, grants covering 4,352,224 shares of Common Stock were awarded to the Company’s current executive officers and its four other most senior managers (the “Senior Officers”) and its Chairman. These grants are contingent on Stockholder approval of the 2007 Plan. The grants covering the remaining 3,116,650 shares of Common Stock were awarded to other Company employees and are not contingent on Stockholder approval of the 2007 Plan.

On October 2, 2007, the Compensation Committee granted awards of time-based options and time-based restricted stock units covering a total of 3,114,150 underlying shares of Common Stock under the 2007 Plan to non-senior officer employees, which are effective whether or not Stockholders approve the 2007 Plan. On the same day, a special committee comprised of four independent members of the Board (the “Special Committee”) granted awards of time-based stock options, performance-based stock options, time-based restricted stock units and performance-based restricted stock units covering a total of 4,002,224 underlying shares of Common Stock under the 2007 Plan to the Senior Officers of the Company, all of which grants are contingent on Stockholder approval of the 2007 Plan.

On October 16, 2007, the Compensation Committee approved the grant to a non-senior officer employee of the Company of time-based restricted stock units under the 2007 Plan covering 2,500 shares.

On October 23, 2007, the Board approved the grant to Mr. Gorman, Chairman of the Board, of 350,000 time-based options which are contingent on Stockholder approval of the 2007 Plan. The exercise price of the stock options granted is $4.30 per share, which is the last reported sale price of the Company’s common stock on October 23, 2007, the date of grant. 94,792 of these options vest immediately (pending Stockholder approval) and the remainder vest ratably on the fourth day of each month from November 4, 2007 through and including September 4, 2010, provided that Mr. Gorman is still serving as Chairman on the respective vesting dates. All options vest immediately upon a Change of Control (as defined in the 2007 Plan).

The Board recommends that Stockholders vote “FOR” the proposal to approve the NYFIX, Inc. 2007 Omnibus Equity Compensation Plan. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

Description of the 2007 Plan

The following is a summary of the principal features of the 2007 Plan and its operation and is qualified by reference to the full text of the 2007 Plan, a copy of which is attached as Annex A to this proxy statement.

Administration. The 2007 Plan is administered by the Compensation Committee of the Board (the “Committee”). Subject to the terms of the 2007 Plan, the Committee has the power to determine the employees, non-employee directors and consultants who are eligible to receive awards under the 2007 Plan, the type and amount of awards to be granted, and the terms and conditions of the awards and to determine the time when the awards will be made and the duration of the applicable vesting period, if any. The Committee may delegate to senior executives of the Company (i) to the extent permitted by applicable law, the authority to make grants to employees (other than executive officers), and (ii) other administrative responsibilities. The Company’s equity award guidelines, however, provide that the Compensation Committee must approve all equity awards to employees. The Board may serve as the Committee for the purpose of determining and granting awards to non-employee directors. The Committee also has the authority to interpret the 2007 Plan and establish or amend or waive rules necessary or appropriate for the administration of the 2007 Plan.

Eligibility. Any employee of the Company or a subsidiary of the Company and, in the case of awards other than incentive stock option awards, any consultant or advisor providing services to the Company or any of its subsidiaries who is specifically identified by the Committee, and any non-employee director of the Company or a subsidiary of the Company is eligible to receive awards under the 2007 Plan.

Shares Subject to the 2007 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 2007 Plan equals the sum of (i) 9,450,000 shares of stock, (ii) the number of shares of stock subject to grants outstanding, as of the time at which the 2007 Plan was adopted by the Board, under the Prior Plans that are forfeited, cancelled, expired, exchanged or surrendered after the Board adopted the 2007 Plan without issuance or transfer of shares of stock and (iii) the number of shares of stock authorized for issuance or transfer under the Prior Plans that are not subject to grants outstanding or previously exercised as of the time at which the 2007 Plan was adopted by the Board. The number of shares of stock described in clause (iii) above will be reduced (but not below zero) by the number of shares of stock that become subject to grants under the Prior Plans after the time at which this 2007 Plan is adopted by the Board. The number of shares of stock described in clause (ii) above will be increased by the number of shares of stock described in this sentence that are subsequently forfeited, cancelled, expired, exchanged or surrendered without issuance or transfer of shares of stock, subject to adjustment based on a change in the capitalization of the Company. Any shares subject to an award under the 2007 Plan that are forfeited or terminated, expire unexercised, lapse or are otherwise canceled or surrendered in a manner that the shares of Common Stock covered by the award are not issued may become available again for awards under the 2007 Plan. Upon stockholder approval of the 2007 Plan, the Prior Plans will no longer be available to grant new awards.

Awards Available for Grant. Awards may be made under the 2007 Plan in the form of options (incentive stock options or nonqualified stock options), stock appreciation rights, stock units, stock awards, dividend equivalents or other stock-based awards, or any combination of the foregoing. The Committee may make grants under the 2007 Plan at any time after it is adopted by the Board. Grants, vesting, acceleration of vesting and exercise of grants made to senior executives (i.e., the Chief Executive Officer of the Company, any officer of the Company who is required to file beneficial ownership reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and certain other senior officers) prior to approval of the 2007 Plan by the Stockholders will be subject to and contingent on the Stockholders’ approval of the 2007 Plan. If the Stockholders fail to approve the 2007 Plan at the Annual Meeting, the 2007 Plan will terminate and no further grants may be made under the 2007 Plan and the Prior Plans will continue according to their terms as in effect prior to the Board approval of the 2007 Plan. Any grants made prior to the Annual Meeting, but after Board approval (that are not subject to Stockholder approval under the 2007 Plan) will remain outstanding in accordance with the original terms of the grant.

No more than 5,000,000 shares of Common Stock may be issued or transferred upon exercise or settlement of incentive stock options. Awards with respect to shares of Common Stock, other than dividend equivalents, granted to any one individual under the 2007 Plan may not be made with respect to more than 5,000,000 shares of Common Stock, in the aggregate, in any consecutive 12-month period, subject to adjustment based on a change in the capitalization of the Company.

Adjustment of Shares. If (i) a stock dividend, stock split or reverse stock split, (ii) a merger, reorganization, restructuring, spin-off, split-off, recapitalization, extraordinary dividend or distribution, or consolidation, (iii) a reclassification, recapitalization, re-incorporation, combination or exchange of shares, or change in par value or (iv) another corporate transaction (which includes any other extraordinary or unusual event affecting the outstanding stock, including a change in applicable laws or circumstances) occurs which results in or would result in any substantial dilution or enlargement of rights granted under the 2007 Plan or substantial increase or decrease in the value of outstanding shares of stock, then the maximum number of shares of stock available for issuance under the 2007 Plan, the maximum number of shares of stock with respect to which grants may be made to any individual during any consecutive 12-month period, the number of shares of stock subject to outstanding grants, the kind of shares to be issued or transferred under the 2007 Plan, the price per share or the applicable market value of the grants and other provisions of the 2007 Plan as may be appropriate shall be adjusted by the Committee as it shall deem equitable. Adjustments, if any, made by the Committee shall be final and binding on all persons.

Amendment of the 2007 Plan. The Board has the power and authority to terminate or amend the 2007 Plan at any time; provided, however, that, to the extent that the Board determines that the listing requirements of any national securities exchange or quotation system on which the Common Stock is then listed or quoted, or the Internal Revenue Code of 1986, as amended (the “Code”) or related treasury regulations, require Stockholder approval, then the 2007 Plan shall not be amended without approval of the Stockholders. The Committee may amend any grant letter at any time. No amendment to the 2007 Plan and no amendment to any grant letter may adversely affect any rights of a holder of an outstanding award under the 2007 Plan without the holder’s consent, unless the right has been reserved in the 2007 Plan or grant letter or is necessary to comply with applicable laws.

Repricing. The Committee may reprice, replace or regrant or modify the exercise price or base price of any award granted under the 2007 Plan.

Deferrals. The Committee may permit the deferral of settlement of awards granted under the 2007 Plan.

Termination of the Plan. The 2007 Plan will terminate no later than the day before the tenth anniversary of the date the Stockholders approve the 2007 Plan, unless the 2007 Plan is terminated earlier or, with the approval of Stockholders, is extended by the Board. No new awards may be granted under the 2007 Plan once it terminates.

Transferability. Rights under any award granted under the 2007 Plan may generally not be transferred other than, as approved by the Committee, pursuant to a domestic relations order. Nonqualified stock options may be transferred to certain family members or entities, but only with the Committee’s approval. However, incentive stock options will in all events be nontransferable otherwise than by will or the laws of descent and distribution.

Change in Control. Unless the Committee determines otherwise, in the event of a “Change in Control,” all outstanding awards will continue to vest under the original terms of the grant. All restrictions and conditions on outstanding grants will continue to lapse, unaffected by the Change in Control. Upon a change in Control, the Committee may take any one or more of the following actions with respect to any of all outstanding awards: (i) require that outstanding awards that are “in-the-money” be settled in cash in an amount equal to the amount by which they are “in-the-money,” as determined by the Committee; (ii) require that participants surrender their outstanding awards that are “in-the-money” in exchange for a settlement immediately following the Change in Control, as determined by the Committee; and (iii) cancel any or all awards that are not “in-the-money” without consideration. Upon a Change in Control where the Company is not the survivor, all outstanding awards that are not settled or cancelled shall be assumed by, or replaced with comparable grants by, the survivor.

Grant Letters. All awards under the 2007 Plan will be authorized by the Committee or the Special Committee. Each award will be evidenced by grant letters setting forth the terms and conditions of the award and will be conditioned on the participants’ written acknowledgement that all decisions and determinations by the Committee under the 2007 Plan are final and binding.

Registration Requirements. The Company intends to make commercially reasonable efforts to register, and to maintain the effectiveness of such registration covering, the sale, issuance, transfer or resale of shares of Common Stock subject to the 2007 Plan by filing a Form S-8 or Form S-3 (or any applicable successor form under the Securities Act of 1933). The Committee may, in its discretion, permit the issuance of shares under the 2007 Plan prior to such registration if an exemption to registration under applicable securities laws permits the issuance.

Awards Generally

Stock Options. A grant of a stock option entitles a participant to purchase from the Company a specified number of shares of Common Stock at a specified price per share. In the discretion of the Committee, stock options may be granted as nonqualified stock options or incentive stock options, but incentive stock options may only be granted to employees of the Company or a subsidiary. No stock options may be exercisable for more than ten years from the date of grant.

The Committee may fix any price as the exercise price per share of Common Stock which may be purchased under a stock option but the price must be at least equal to the fair market value of the Common Stock on the date of grant. Options granted under the 2007 Plan will be subject to the terms, including price and conditions and timing of exercise, as determined by the Committee and specified in the applicable grant letter. The exercise price for shares of Common Stock acquired on exercise of a stock option must be paid in cash or by delivery of shares of Common Stock that have been held by the optionee for the requisite period of time to avoid adverse accounting consequences to the Company with a fair market value equal to the exercise price of the stock option, or, if approved by the Committee, by payment of any other form of consideration acceptable to the Committee. The Committee may establish and change the rules for the timing of payment of the exercise price and withholding taxes.

Stock Appreciation Rights (SARs). The grant of an SAR provides the holder with the right to receive a payment in cash or shares of Common Stock, as determined by the Committee, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the price specified in the applicable grant letter. The SAR price specified in a grant letter must be equal to or greater than the fair market value of the Common Stock on the date of the grant of the SAR. No SAR granted separately from an option may be exercisable for more than ten years from the date of grant. An option granted under the 2007 Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to that SAR. The terms of the SARs shall be subject to terms established by the Committee and reflected in a grant letter.

Stock Awards. A stock award is an award of shares of Common Stock subject to restrictions or limitations set forth in the 2007 Plan and in the related grant letter. The grant letter for stock awards will specify the time or times within which the stock award may be subject to forfeiture and any performance goals or employment goals that must be met in order to remove any restrictions on the stock award. Except for limitations on transfer or limitations set forth in the applicable grant letter, holders of stock awards shall have all of the rights of a stockholder of the Company, including the right to vote the shares, and, if provided in the applicable grant letter, the right to receive any dividends thereon.

Stock Units. Each stock unit awarded to a participant will correspond to one share of Common Stock or an amount based on the value of a share of Common Stock. The Committee will establish the terms and conditions of the awards of stock units in a grant letter. Stock units must be settled within 75 days following the date or dates specified in the grant letter. Upon satisfaction of the conditions in the grant letter, a stock unit will be payable, at the discretion of the Committee, in shares of Common Stock or in cash, or by a combination of the two. As a holder of stock units, a participant will only have the rights of an unsecured creditor of the Company and will not be a stockholder with respect to the shares underlying the stock units unless and until the units are converted to shares of Common Stock.

Other Awards. The Committee may grant to any participant other forms of awards payable in shares of Common Stock or cash, including dividend equivalents and other stock-based awards. The terms and conditions of the other forms of awards shall be specified in the applicable grant letter.

Performance-Based Awards. Awards may be granted under the 2007 Plan that are subject to the attainment of pre-established performance goals over a specified performance period. Performance-based awards may be payable in stock or cash. The grant letter for a performance-based award will specify the performance period, the performance goals to be achieved during the performance period, and the maximum settlement value. Performance goals set by the Committee may relate to stock price, earnings per share, net earnings or profits, operating earnings, EBITDA, EBIT, gross margin, operating margin, return on capital, return on investment, total stockholder return, return on assets, return on equity, change in assets, unit volume, sales, market share or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets, cash or debt targets or goals relating to restructurings, acquisitions or divestitures, as related to a business unit, the Company, a subsidiary of the Company or a combination thereof.

Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences associated with the grant of awards under the 2007 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Also, this information may not be applicable to employees of foreign subsidiaries or to participants who are not residents of the United States. Participants have been and are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2007 Plan.

Nonqualified Stock Options. A participant receiving a nonqualified stock option will not recognize income and the Company will not be allowed a deduction at the time the option is granted. When a participant exercises a nonqualified stock option, the participant will have ordinary income (subject to applicable withholding requirements) equal to the excess, if any, of the fair market value of the stock on the date of exercise over the option price. The Company will be entitled to a deduction for federal income tax purposes in an equal amount (subject to Code Section 162(m)). The participant will have a basis in the shares equal to the fair market value of the shares on the date of exercise of the option. When a participant disposes of shares acquired by the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the participant held the shares for more than one year following the exercise of the option. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as short-term or long-term capital loss, depending upon whether the participant held the shares for more than one year following the exercise of the option.

Incentive Stock Options. Incentive stock options granted under the 2007 Plan are intended to meet the requirements of Code Section 422 to qualify as “incentive stock options.” A participant receiving a grant of incentive stock options will not recognize income and the Company will not be allowed a deduction at the time the option is granted. When a participant exercises an incentive stock option while employed by the Company or any of its subsidiaries or within the three-month (one year for disability) period after termination of employment, no ordinary income will be recognized by the participant at that time (and no deduction will be allowed to the Company) but the excess of the fair market value of the shares acquired by the exercise over the option price will be taken into account in determining the participant’s alternative minimum taxable income for purposes of the federal alternative minimum tax. If the shares acquired upon exercise are not disposed of until more than two years after the date of grant and one year after the date of transfer of the shares to the participant (statutory holding periods), the excess of the sale proceeds over the aggregate option price of the shares will be taxable as long-term capital gain, and the Company will not be entitled to any federal income tax deduction. Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods (a“Disqualifying Disposition”), the excess of the fair market value of the shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction in which a loss, if sustained, would be recognized) will be ordinary income (subject to applicable withholding requirements) at the time of the Disqualifying Disposition (and the Company or its subsidiary will be entitled to a federal tax deduction in a like amount, subject to Code Section 162(m)), and the balance of the gain, if any, will be capital gain (short-term or long-term depending upon whether the participant held the shares for more than one year following the exercise of the option). To the extent that the aggregate fair market value of stock (determined on the date of grant) with respect to which incentive options become exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonqualified options.

Payment Using Shares. If a participant pays the exercise price of a nonqualified or incentive stock option with previously-owned shares of Common Stock and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a nonqualified stock option is being exercised. The participant does not recognize income and the Company receives no deduction as a result of the tax-free portion of the exchange transaction. If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results are as described in the preceding paragraph. The income treatment will apply to the shares disposed of, but will not affect the favorable tax treatment of the shares received.

Stock Awards. While a stock award remains unvested or otherwise subject to a substantial risk of forfeiture, (i.e., restricted) a participant will not recognize compensation income and the Company will not be allowed a deduction. When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income (subject to applicable withholding requirements) to the participant and will be claimed as a deduction for federal income tax purposes by the Company (subject to Code Section 162(m)). Upon disposition of the shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a participant’s ordinary income and commencement of holding period and the Company’s deduction will be determined as of the date of grant. In this case, the amount of ordinary income recognized by the participant and deductible by the Company will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. If a Section 83(b) election is made and a participant later forfeits his or her award, no refund or deduction will be allowed for the amount previously included in the participant’s income.

Stock Units. For a participant who settles stock units, the fair market value of the shares of common stock at vesting or cash distributed in settlement will be ordinary income (subject to applicable withholding requirements) and will be claimed as a deduction for federal income tax purposes by the Company (subject to Code Section 162(m)). The participant’s tax basis in any shares received in settlement of the stock unit will equal the amount taxed as ordinary income, and upon disposition of shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following settlement.

Stock Appreciation Rights. The grant of SARs will not result in taxable income by the participant or in a deduction to the Company. Upon exercise, the then fair market value of the shares of common stock or cash distributed will be ordinary income (subject to applicable withholding requirements) to the participant and will be claimed as a deduction for federal income tax purposes by the Company (subject to Code Section 162(m)). Upon disposition of shares received, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture.

Other Stock Awards. A participant granted dividend equivalents or other stock based awards under the 2007 Plan generally will not recognize income and the Company will not be allowed a deduction at the time the award is granted. When a participant receives payment upon settlement of the award, the amount paid to the participant for the award will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by the Company (subject to Section 162(m)).

Certain Limitations on Deductibility of Executive Compensation - Code Section 162(m). With certain exceptions, Code Section 162(m) denies a deduction to a publicly held corporation for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a nonqualified stock option or stock appreciation right, or the disqualifying disposition of stock purchased pursuant to an incentive stock option). One exception applies to certain performance-based compensation, provided that the compensation has been approved by stockholders in a separate vote and certain other requirements are met. If approved by Stockholders, the Company believes that the nonqualified stock options, stock appreciation rights, and other performance-based awards granted under the 2007 Plan should qualify for the performance-based compensation exception to Section 162(m).

Requirements Regarding Deferred Compensation. It is intended that the benefits under the 2007 Plan will not be subject to the additional tax imposed by Section 409A of the Code (a recently enacted provision governing nonqualified deferred compensation plans.) To the extent there are any ambiguities in the 2007 Plan, the Plan will be interpreted and administered according to the requirements of Section 409A.

ERISA.  The Company believes that the 2007 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not qualified under Code Section 401(a).

New Plan Benefits: Awards Granted under the 2007 Plan

As more fully described in the following paragraphs, grants were awarded under the 2007 Plan in October 2007 covering a total of 7,468,874 underlying shares of Common Stock. Of that amount, grants covering 4,352,224 shares of Common Stock were awarded to the Company’s Senior Officers and its Chairman.

On October 2, 2007, the Compensation Committee approved the grant to non-senior officer employees of the Company of time-based options and time-based restricted stock units under the 2007 Plan covering a total of 3,114,150 shares.

On October 2, 2007, the Special Committee, all of whose members qualified as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, approved the grant to current executive officers of the Company of 1,297,893 time-based stock options, 1,428,855 performance-based stock options, 200,000 time-based restricted stock units and 150,000 performance-based restricted stock units under the 2007 Plan and the grant to the four other most senior managers of the Company of 725,476 time-based stock options and 200,000 performance-based restricted stock units under the 2007 Plan, covering a total of 4,002,224 shares. The exercise price of the stock options granted is $4.60 per share, which is the last reported sale price of the Company’s common stock on October 2, 2007, the date of grant. Awards granted to executive officers and the four other most senior managers under the 2007 Plan are contingent on Stockholder approval of the 2007 Plan. Awards made to all other employees under the 2007 Plan are not subject to Stockholder approval of the 2007 Plan and will be effective even if Stockholder approval of the 2007 Plan is not obtained. It is generally intended that awards granted to executive officers and the four other most senior managers, other than the restricted stock units granted to Mr. Edelstein (described below), and the restricted stock units that vest upon the attainment of performance measures relating to the 2007 calendar year, will be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

On October 16, 2007, the Compensation Committee approved the grant to a non-senior officer employee of the Company of time-based restricted stock units under the 2007 Plan covering 2,500 shares.

On October 23, 2007, the Board approved the grant to Mr. Gorman, Chairman of the Board, of 350,000 time-based options which are contingent on Stockholder approval of the 2007 Plan. The exercise price of the stock options granted is $4.30 per share, which is the last reported sale price of the Company’s common stock on October 23, 2007, the date of grant. 94,792 of these options vest immediately (pending Stockholder approval) and the remainder vest ratably on the fourth day of each month from November 4, 2007 through and including September 4, 2010, provided that Mr. Gorman is still serving as Chairman on the respective vesting dates. All options vest immediately upon a Change of Control (as defined in the 2007 Plan).

The awards granted under the 2007 Plan are as follows:

NEW PLAN BENEFITS
NYFIX, INC. 2007 OMNIBUS EQUITY COMPENSATION PLAN

Name and Position	Dollar Value ($) (1)	Number of Units
H. Edelstein,	$2,165,679	753,786 Time-Based Options (2), (3)
President & CEO	$3,638,602	1,428,855 Performance Options (2), (4)
	$ 920,000	200,000 Restricted Stock Units (time based) (2) (5)

S. Vigliotti, CFO	$ 517,824	181,369 Time-Based Options (2), (6)
	$ 230,000	50,000 Restricted Stock Units (performance based) (2), (7)

D. Henderson, Chief	$ 517,824	181,369 Time-Based Options (2), (6)
Technology Officer	$ 230,000	50,000 Restricted Stock Units (performance based) (2), (7)

D. Merrill, Chief of	$ 517,824	181,369 Time-Based Options (2), (6)
Client Operations	$ 230,000	50,000 Restricted Stock Units (performance based) (2), (7)

Executive Group	$3,638,602	1,428,855 Performance Options (2), (4)
	$3,719,151	1,297,893 Time-Based Options (2), (3), (6)
	$ 920,000	200,000 Restricted Stock Units (time based) (2), (5)
	$ 690,000	150,000 Restricted Stock Units (performance based) (2), (7)

Non-Executive Director Group	$ 910,391	350,000 Time-Based Options (1), (2), (8)

Non-Executive Officer	$8,889,131	3,084,876 Time-Based Options (9)
Employee Group	$3,482,000	757,250 Restricted Stock Units (time based) (10)
	$ 920,000	200,000 Restricted Stock Units (performance based) (2), (7)

(1)
Certain grants (as noted) are subject to Stockholder approval of the 2007 Plan. As a result, the respective dollar values for both options and restricted stock units are calculated “as-if” Stockholder approval had been obtained, respectively, on October 2, 2007, the date on which the Special Committee of the Board made the grants to employees and October 23, 2007, the date on which the Board made a grant to the Chairman.. The dollar value for option awards represents the dollar amount calculated using the Black-Scholes option pricing model rather than an amount paid to or realized by the award recipient. There can be no assurance that amount calculated under the Black-Scholes option pricing model will ever be realized. The closing market price of the Common Stock underlying the restricted stock units as reported on the National Quotation Bureau “pink sheet” service on October 2, 2007 was $4.60 and on November 6, 2007 was $4.35.

(2)	Grant is subject to Stockholder approval of the 2007 Plan.

(3)
Options vest ratably each month starting October 4, 2007, as if the Stockholders had approved the 2007 Plan on that date, until fully vested on October 4, 2010, subject to acceleration in certain events. As described in footnote (1) above, this grant in contingent on Stockholder approval of the 2007 Plan.

(4)
Options are earned 25% on each March 10, commencing March 10, 2008, upon satisfaction by the Company of certain performance targets. If initial performance goals are not met, performance-based options that are unearned as of March 10, 2011 will be earned on March 10, 2011 if “make-up” performance targets established by March 2010 are met. The earned options vest, generally, on the earlier of one year after the date they are earned or March 10, 2011 if the executive is still employed with the Company, but the earned options will vest earlier upon a change in control of the Company, the death or disability of the executive, or the termination of the executive’s employment by the Company without cause or by the executive for good reason.

(5)	Grant vests and is payable in Common Stock on the later of December 15, 2007 or Stockholder approval of the 2007 Plan.

(6)
The options vest and become exercisable as to 25% of the shares on March 10, 2008, and as to 2.0833% of the shares on the tenth day of each month thereafter through and including March 10, 2011, if the executive is still employed on the respective vesting dates.

(7)
Grants are earned over a period of four years, subject to attainment of performance goals. If initial performance goals are not met, all restricted stock units that are unearned as of March 10, 2011 will be earned on March 10, 2011 if “make-up” performance targets established by March 2010 are met. The earned units vest, generally, on the earlier of one year after the date they are earned or March 10, 2011 if the executive is still employed with the Company, but the earned units will vest earlier upon a change in control of the Company, the death or disability of the executive, or the termination of the executive’s employment by the Company without cause or by the executive for good reason. The vested units will be paid, generally, when vested, but no earlier than the earliest of one year after the vesting date, March 10, 2011, on the March 10 following the executive’s death or upon a change in control.

(8)
94,792 of these options vest immediately on October 23, 2007 and the remainder vest ratably on the fourth day of each month for thirty-five months, provided that the Chairman is still serving in that role on the respective vesting dates and the Stockholders approve the 2007 Plan. As described in footnote (1) above, this grant is contingent on Stockholder approval of the 2007 Plan.

(9)
The options vest and become exercisable as to 25% of the shares in 2008, either on March 10th or on an employee’s hire date anniversary in 2008 if the employee were hired after March 10, 2007. The remaining options will vest 2.0833% per month thereafter for three years, if the employee is still employed on the respective vesting dates. 725,476 of these time-based options were granted subject to Stockholder approval of the 2007 Plan.

(10)
This grant vests and becomes exercisable as to 25% of the grant in each year from 2008 through 2011, either on March 10th of each such year or on an employee’s hire date anniversary in each such year if the employee were hired after March 10, 2007.

  Board Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares of Common Stock and Series B Preferred present or represented and voting as a single class on Proposal 2.

The Board recommends that you vote FOR the approval of the 2007 Plan.

PROPOSAL 3 -
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Friedman LLP to serve as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2007. The Board is requesting ratification by Stockholders at the Annual Meeting of the appointment of Friedman LLP.

The Audit Committee has the responsibility for selecting auditors, and Stockholder approval is not required for the appointment of Friedman LLP as the Company’s independent registered public accounting firm. However, the Company is requesting that Stockholders ratify such appointment at the Annual Meeting. In the event Stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection for the next fiscal year. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its Stockholders.

Friedman LLP was initially engaged as the Company’s independent registered public accounting firm on November 17, 2005. Throughout this engagement, there have been no disagreements between the Company and Friedman LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and there were no reportable events as described in Item 304 of Regulation S-K promulgated by the SEC.

Representatives of Friedman LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Board Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock and Series B Preferred present or represented and voting as a single class on Proposal 3.

The Board recommends that you vote FOR the ratification of the appointment of Friedman LLP.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2006, with respect to shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plan category:
Equity compensation plans approved by security holders	3,347,916	(1) (2)	$9.43	1,237,538
Equity compensation plans not approved by security holders (3)	322,864		$10.67	150,045
Total	3,670,780		$9.56	1,387,583

(1)	Consists of stock options outstanding to purchase 2,076,969 shares and 1,270,947 shares of Common Stock under the 2001 Plan and 1991 Plan, respectively.

(2)
Based on the findings of the Company’s internal review of stock option grant practices, certain stock option grants, as described further in Notes 9 and 14 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006 (the “2006 10-K”) filed August 6, 2007, may be considered outside certain plans approved by security holders. At this time, such determinations have not been made.

(3)
Consists of (i) stock options outstanding to purchase 253,364 shares of Common Stock under the Javelin 1999 Plan, which was assumed as part of the acquisition of Javelin Technologies, Inc. on March 31, 2002, and (ii) stock options outstanding to purchase 69,500 shares of Common Stock that were issued out of the 1991 Plan after its expiration. See Note 14 to the Consolidated Financial Statements in the 2006 10-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Common Stock and Series B Preferred of the Company as of October 26, 2007 by:

—
each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock or Series B Preferred Stock, as the case may be (based solely upon the amounts and percentages contained in public filings made by such persons with the SEC under the Exchange Act),

—	each of the named executive officers, directors and director nominees of the Company; and

—	the current executive officers, directors and director nominees of the Company as a group.

The amounts set forth in the table as beneficially owned by the persons indicated include shares which may be acquired by such persons within 60 days of October 26, 2007. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock or Series B Preferred Stock beneficially owned by them.

Except as otherwise noted, the address of each person listed below is c/o NYFIX, Inc., 100 Wall Street, 26th Floor, New York, NY 10005.

	Common Stock		Series B Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class

Named Executive Officers

P. Howard Edelstein	808,826 (2)	2.2%	0	-
Steven R. Vigliotti	0	-	0	-
Brian Bellardo	35,000 (3)	*	0	-
Robert Gasser	47,000 (4)	*	0	-
Mark Hahn	0 (5)	-	0	-
Lars Kragh	242,791 (6)	*	0	-
Jay Shaffer	0 (7)	-	0	-

Directors and Director Nominees

Cary Davis 466 Lexington Ave New York, NY 10017	19,211,327 (8), (9), (10)	35.7%	1,500,000 (10), (11)	100%
George Deehan	129,000 (12)	*	0	-
Lon Gorman	0 (13)	-	0	-
William Janeway 466 Lexington Ave New York, NY 10017	19,211,327 (9), (10), (14)	35.7%	1,500,000 (10), (11)	100%
William Jennings	62,000 (15)	*	0	-

	Common Stock		Series B Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Mitchel Lenson (16)	0	-	0	-
William Lynch	124,000 (17)	*	0	-
Michael Passarella	0	-	0	-
Richard Roberts	0	-	0	-
Thomas Wajnert	70,000 (18)	*	0	-

All Directors, director nominees and current Executive Officers as a Group ( 16 Persons)	20,453,322 (8), (10), (14), (19)	37.2%	1,500,000 (8), (10), (11), (14)	100%

Beneficial Owners of More Than 5% of Common Stock

Warburg Pincus Private Equity IX, LP 466 Lexington Ave New York, NY 10017	19,211,327 (9), (10)	35.7%	1,500,000 (10), (11)	100%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,854,369 (20)	13.3%	0	-
Carl Warden c/o Frank E. Lawatsch, Jr. 7 Times Square New York, NY 10036	3,302,482 (21)	9.0%	0	-

* Less than 1%.

(1)
Based on 36,612,682 shares of Common Stock issued and outstanding as of October 26, 2007. In addition, where options or warrants are included in the numerator, the same number of options or warrants are included in the denominator.

(2)
Represents 808,826 shares of Common Stock underlying options exercisable within 60 days based upon Company records and the most recent Form 4 filed by Mr. Edelstein with the SEC on October 2, 2007. Excludes 200,000 restricted stock units that vest on the later of December 15, 2007 or Stockholder approval of the 2007 Plan and 62,816 shares of Common Stock underlying options exercisable within 60 days that are subject to Stockholder approval of the 2007 Plan.

(3)
Represents 35,000 shares of Common Stock underlying options exercisable within 60 days based upon Company records and the most recent Form 4/A filed by Mr. Bellardo with the SEC on July 10, 2006. Mr. Bellardo ceased being an executive officer in May 2007.

(4)
Represents 47,000 shares of Common Stock based upon the Form 4/A filed by Mr. Gasser with the SEC on July 10, 2006 and communications with Mr. Gasser. Mr. Gasser ceased being an executive officer in September 2006.

(5)	Mr. Hahn ceased being an executive officer in January 2006.

(6)
Includes 242,791 shares of Common Stock based upon the most recent Form 4 filed by Mr. Kragh with the SEC on February 25, 2004, and communications with Mr. Kragh. Mr. Kragh ceased being an executive officer in December 2006.

(7)	Mr. Shaffer ceased being an executive officer in February 2006.

(8)
Mr. Davis, who became a director of the Company on October 12, 2006, is a partner of Warburg Pincus & Co. and a member and Managing Director of Warburg Pincus LLC. As such, Mr. Davis may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by Warburg Pincus Private Equity IX, L.P. See Note 10 below. Mr. Davis disclaims beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein. Mr. Davis does not directly own any shares of Series B Preferred Stock or Common Stock.

(9)
Represents the aggregate of (i) 1,961,327 shares of Common Stock, (ii) warrants to purchase 2,250,000 shares of Common Stock and (iii) 1,500,000 shares of Series B Preferred Stock convertible into 15,000,000 shares of Common Stock.

(10)
Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), is the direct record owner of 1,961,327 shares of Common Stock, 1,500,000 shares of Series B Preferred Stock, which is convertible into 15,000,000 shares of Common Stock and a warrant for the purchase of 2,250,000 shares of Common Stock. The sole general partner of WP IX is Warburg Pincus IX, LLC, a New York limited liability company ("WP IX LLC"); Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"), is the sole member of WP IX LLC; Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP LLC; Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP IX; and Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Exchange Act, WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of the Common Stock and Series B Preferred Stock, except to the extent of any indirect pecuniary interest therein.

(11)	Represents 1,500,000 shares of Series B Preferred Stock convertible into 15,000,000 shares of Common Stock.

(12)
Represents 5,000 shares of Common Stock and 124,000 shares of Common Stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Deehan with the SEC on July 10, 2006.

(13)	Excludes 109,375 shares of Common Stock underlying options exercisable within 60 days that are subject to Stockholder approval of the 2007 Plan.

(14)
Mr. Janeway, who became a director of the Company on October 12, 2006, is a partner of WP (as defined above in Note 10) and a member and Senior Advisor of WP LLC (as defined above in Note 10). As such, Mr. Janeway may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by WP IX (as defined above in Note 10). See Note 10 above. Mr. Janeway disclaims beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein. Mr. Janeway does not directly own any shares of Series B Preferred Stock or Common Stock.

(15)
Represents 2,000 shares of Common Stock and 60,000 shares of Common Stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Jennings with the SEC on July 10, 2006.

(16)	Mr. Lenson is a nominee for election as a director at the Annual Meeting.

(17)	Represents 124,000 shares of Common Stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Lynch with the SEC on July 10, 2006.

(18)	Represents 70,000 shares of Common Stock underlying options exercisable within 60 days based upon Company records and the Form 4/A filed by Mr. Wajnert with the SEC on June 30, 2005.

(19)
Represents 48,169 restricted shares of Common Stock that are unvested and as to which a current executive officer, who is not a named executive officer, has voting power, 1,968,327 other shares of Common Stock, 1,186,826 shares of Common Stock underlying options exercisable within 60 days, warrants to purchase 2,250,000 shares of Common Stock and 1,500,000 shares of Series B Preferred Stock convertible into 15,000,000 shares of Common Stock. Excludes 200,000 restricted stock units that vest on the later of December 15, 2007 or Stockholder approval of the 2007 Plan and 172,191 shares of Common Stock underlying options exercisable within 60 days that are subject to Stockholder approval of the 2007 Plan.

(20)	Based upon the Form 13G/A filed by Wellington Management Company LLP on February 14, 2007. Includes 4,052,469 shares with shared voting power and 4,779,469 shares with shared dispositive power.

(21)
Based upon the Form 13D filed by Mr. Warden on July 31, 2007, includes (i) 100,000 shares of Common Stock held by The Carl and Vicki Warden Family Foundation (the "Foundation"), of which Mr. Warden is the trustee, (ii) 457,871 shares of Common Stock held in a multi-generational trust (the "Trust") and (iii) 766,092 shares of Common Stock for which Mr. Warden has a power of attorney (the "Power of Attorney Shares") which enables him to dispose of such shares. Includes 2,536,390 shares as to which Mr. Warden has sole voting power. Includes 3,302,482 shares as to which Mr. Warden has sole dispositive power. Mr. Warden disclaims beneficial ownership of the shares held by the Foundation and the Trust, as well as the Power of Attorney Shares. Does not include an aggregate of 1,613,810 shares of Common Stock held by certain adult members of Mr. Warden’s family and their children.

The Company is not aware of any arrangements the operation of which may at a subsequent date result in a change in control of the Company.

CORPORATE GOVERNANCE MATTERS

Board of Directors

The Board of Directors currently consists of ten directors, six of whom are nominees for election to the Board as described in "Proposal 1: Election of Directors." Of the remaining four directors, two are not standing for reelection and two are Series B Directors. The Board believes that there should be a majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the CEO, as directors. The current Board members include eight independent directors, one member who is an officer of the Company and one non-independent director.

At the Annual Meeting, stockholders will be asked to consider the election of Michael J. Passarella and Mitchel A. Lenson, who have been nominated for election as directors by stockholders for the first time. In October 2007, Mr. Passarella was appointed by the Board as a new director. Mr. Passarella was originally proposed to the Corporate Governance and Nominating Committee by an outside search firm retained by the Committee and Mr. Lenson by the Board Chairman and management and the Board determined to include Messrs. Passarella and Lenson among its nominees.

Mr. Lenson and each of the ten current directors, other than Mr. Edelstein and Mr. Gorman, qualifies as "independent" in accordance with the published listing requirements of the Nasdaq Stock Market (“Nasdaq”). The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and the Company's management, including the applicable transactions discussed in “Certain Relationships and Related Person Transactions” below.

The primary responsibilities of the Board are oversight, counseling and direction to the Company's management in the long-term interests of the Company and its stockholders. The Board and its committees meet throughout the year on a quarterly basis (at a minimum) and also act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board. Board members have access to all Company employees outside of Board meetings.

During the fiscal year ended December 31, 2006, the Board met thirteen times and each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all Committees of the Board on which such director served, which were held in 2006.

Communications from Stockholders to the Board of Directors

The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Stockholders can send communications by fax to (212) 809-1013 or by mail to Corporate Secretary, NYFIX, Inc., 100 Wall Street - 26th Floor, New York, NY 10005. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients.

Director Attendance at Annual Meeting

The Company expects all nominees for election to the Board and the Series B Directors to attend the annual meeting but has no requirement that directors attend the meeting.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of five members and operates under a written charter adopted by the Board. The members of the Corporate Governance and Nominating Committee as of October 26, 2007 are William J. Lynch, Chair, George O. Deehan, William H Janeway, William C. Jennings and Richard Y. Roberts. Messrs. Lynch, Deehan and Jennings were members of the Committee throughout 2006 and to the present. Mr. Janeway joined the Committee in November 2006 and Mr. Roberts joined the Committee in February 2007. Each has continued to be a member since such time, respectively, to the present. All members of the Nominating and Governance Committee are "independent," as defined by Company policy and Nasdaq listing standards. A copy of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.nyfix.com under “About NYFIX, Corporate Governance, Committee Charters.” The responsibilities of the Corporate Governance and Nominating Committee include assisting the Board in discharging and performing the duties and responsibilities of the Board with respect to corporate governance, including: the identification and recommendation to the Board of individuals qualified to become or continue as directors; the continuous improvement in corporate governance policies and practices, including the development and recommendation to the Board of corporate governance guidelines applicable to the Company and discharging the Committee’s responsibilities under the Company’s Code of Business Conduct and Ethics as set forth in such Code; the annual self-assessment of the performance of the Board and its committees; and the recommendation of members for each committee of the Board.

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes numerous factors such as understanding of and achievements in technology and finance services. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. The Corporate Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Corporate Governance and Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Corporate Governance and Nominating Committee met five times during the fiscal year ended December 31, 2006.

Selection of Nominees for the Board of Directors

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by management employees. In fiscal 2006, the Company did not employ a search firm in connection with seeking or evaluating Board nominee candidates but did so in 2007. The Corporate Governance and Nominating Committee will consider candidates proposed by its members as well as management and Stockholders.

The Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the Corporate Governance and Nominating Committee's consideration should submit the candidate's name and qualifications to the Corporate Secretary by fax to (212) 809-1013 or by mail to Corporate Secretary, NYFIX, Inc., 100 Wall Street - 26th Floor, New York, NY 10005.

Once the Corporate Governance and Nominating Committee has identified a prospective nominee, it considers such relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Compensation Committee

The Compensation Committee is composed of three members and operates under a written charter adopted by the Board. The members of the Compensation Committee as of October 26, 2007 are George O. Deehan, Chair, Cary J. Davis, and William J. Lynch, none of whom is an employee of the Company. Each of the members of the Compensation Committee is a non-employee director as defined under Rule 16b-3 of the Exchange Act, an “outside director” (as defined under Section 162(m) of the “Code”) and "independent" in accordance with the published listing requirements of Nasdaq. Messrs. Deehan and Lynch were members throughout 2006 and to the present. Mr. Davis joined the Committee in November 2006 and has continued to be a member from that time to the present. Mr. Gorman was a member of the Committee throughout 2006 and until October 2007. The Compensation Committee makes recommendations with respect to compensation of executive officers and granting of stock options and stock awards. A copy of the Compensation Committee charter, as amended, is available on the Company’s website at www.nyfix.com. The responsibilities of the Compensation Committee include assisting the Board in discharging and performing the duties and responsibilities of the Board with respect to management compensation, including: the assessment and compensation of the CEO; the compensation of directors, other executive officers and other employees who report directly to the CEO; the assessment of compensation arrangements, plans, policies and programs, including benefit and welfare plans and programs; and the assessment of organizational systems and plans, including those relating to management development and succession planning. The Compensation Committee met twelve times during 2006.

The processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation are described below in the Compensation Discussion and Analysis section.

Audit Committee

The Audit Committee is a separately-designated standing committee that operates under a written charter adopted by the Board. A copy of the Audit Committee charter, as amended, is available on the Company’s website at www.nyfix.com under “About NYFIX, Corporate Governance, Committee Charters.” The responsibilities of the Audit Committee include assisting the Board in discharging and performing the duties and responsibilities of the Board with respect to the financial affairs of the Company and its subsidiaries, including those with respect to: financial risks and uncertainties; financial systems; financial statements and financial disclosures; legal and regulatory compliance; independent registered public accountants, including audit and non-audit services by them; internal audits and internal audit function; communication with and among the independent registered public accountants, financial and senior management, internal audit function, counsel, employees, the Audit Committee and the Board; and overseeing the Company's system of disclosure controls, system of internal controls regarding financial reporting, system of legal and regulatory compliance and policies regarding business conduct and ethics.  The Committee’s responsibilities are contained in the Audit Committee charter. The Audit Committee members are Mr. Jennings, its Chairman; Mr. Wajnert; Mr. Roberts and Mr. Passarella. Messrs. Jennings and Wajnert were members throughout 2006 and to the present. Messrs. Roberts and Passarella joined the Committee in October 2007 and have continued as members from that time to the present. Mr. Gorman was a member of the Committee throughout 2006 and until October 2007. Each of the members of the Audit Committee, while serving on the Committee, was and is “independent” of management as independence for audit committee members is defined by Nasdaq rules and under the Audit Committee independence standards contemplated by Rule 10A-3 under the Exchange Act. The Board has determined that each of Mr. Jennings, Mr. Wajnert and Mr. Passarella is an “audit committee financial expert,” as that term is defined under Item 407(d)(5) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of each of Mr. Jennings, Mr. Wajnert and Mr. Passarella with respect to certain accounting and auditing matters. The designation does not impose on Mr. Jennings, Mr. Wajnert or Mr. Passarella any duties, obligations or liability that is greater than that generally imposed on each of them as a member of the Audit Committee and Board of Directors, and the designation of each of Mr. Jennings, Mr. Wajnert and Mr. Passarella as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors. The Audit Committee met eleven times during 2006.

The Board and the Audit Committee have established a subcommittee of the Audit Committee (the “Audit Subcommittee”). The Audit Subcommittee is responsible for overseeing the Company’s response to the inquiry by the Enforcement Division of the SEC relating to the Company’s stock option practices, a subpoena from a grand jury convened by the U.S. Attorney for the Southern District of New York and shareholder derivative complaints filed in Connecticut Superior Court and the United States District Court for the District of Connecticut, also pertaining to the Company’s stock option practices, and any other current or future inquiry, investigation, or legal proceeding relating to the Company’s stock option practices, excluding matters such as administration of the Company’s stock option plans that are expressly delegated to the Compensation Committee or expressly reserved to the Board (collectively, the “Covered Matters”), and making recommendations to management, the Audit Committee, or the Board, as the Audit Subcommittee deems appropriate, regarding resolution of the Covered Matters. The Audit Subcommittee currently consists of Mr. Wajnert. Mr. Wajnert was a member throughout 2006 and to the present. Mr. Gorman was a member of the Audit Subcommittee throughout 2006 and until October 2007. The Subcommittee met seventeen times in 2006.

Strategic Investment Committee

The Strategic Investment Committee was established by the Board of Directors in February 2007, is composed of four members and operates under a written charter adopted by the Board. The members of the Strategic Investment Committee as of October 26, 2007 are Cary J. Davis, Lon Gorman, William J. Lynch and Thomas C. Wajnert. Messrs. Gorman, Lynch and Wajnert were members from February 2007 to the present. Mr. Davis joined the committee in May 2007 and has continued to be a member from that time to the present. The Strategic Investment Committee assists the Board in discharging and performing the duties of the Board with respect to analysis and decision-making as to mergers, acquisitions, divestitures, significant asset sales or purchases and similar transactions. The Strategic Investment Committee was not formed until 2007 and thus did not meet during 2006.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all its employees, including the Company’s principal executive officer and principal financial and accounting officer. The full text of the Code of Business Conduct and Ethics is available on the Company’s web site at www.nyfix.com under “About NYFIX, Corporate Governance, Code of Conduct.” The Company intends to disclose future amendments to certain provisions of the Code of Business Conduct and Ethics, or waivers of such provisions granted to executive officers and directors, on this web site within five business days following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

From January 1, 2006 until November 21, 2006, the Compensation Committee consisted of George O. Deehan, Lon Gorman and William J. Lynch. On November 21, 2006, the Board of Directors, on the recommendation of its Corporate Governance and Nominating Committee, appointed Cary J. Davis as an additional member of the Compensation Committee. None of the members of the Compensation Committee is or formerly was an employee or officer of the Company. None of the executive officers of the Company served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires officers and directors of the Company, and persons who are beneficial owners of more than ten percent of a registered class of the Company’s outstanding common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the knowledge of the Company, based solely on review of the copies of these reports furnished to the Company and the written representations that no other reports were required, during 2006 all Section 16(a) filing requirements applicable to executive officers and directors of the Company were complied with except as noted below.

Peter K. Hansen, a former director who also served as President and CEO of the Company, failed to respond to the Company’s inquiries regarding his compliance with Section 16(a). Mr. Hansen did not file an amended Form 4 with respect to stock options whose exercise prices were modified by the Board in 2006.

Steven R. Vigliotti did not timely file his Form 3 in 2006 in connection with his initial hiring. He did not have any ownership of equity securities to report; when the oversight was discovered, he filed his Form 3.

David Merrill inadvertently filed his Form 3 one day late following his initial hiring. He did not have any ownership of equity securities to report.

Forms 4/A for Brian Bellardo, George O. Deehan, William C. Jennings and William J. Lynch disclosing the Board’s action increasing the exercise price of certain stock options were inadvertently filed approximately one week late. The filing of the Forms 4/A was preceded by a timely filed Form 8-K that disclosed the same information.

EXECUTIVE OFFICERS

Set forth below are the name, age and position of each executive officer of the Company as of October 26, 2007:

Name	Age	Position
P. Howard Edelstein	53	President, Chief Executive Officer and Director
Steven R. Vigliotti	40	Chief Financial Officer
Donald P. Henderson	43	Chief Technology Officer
W. Brennan Carley	46	Executive Vice President, Head of Business Operations and Chief Strategy Officer
David Merrill	46	Executive Vice President, Chief of Client Operations
Scott A. Bloom	41	Executive Vice President, Corporate Development and Chief Administrative Officer and Secretary

There are no family relationships among any of the above-named executive officers or the directors of the Company.

The following is some background information for each of the current executive officers of the Company (including present principal occupation or employment, and material occupations, positions, offices or employments for at least the past five years). The information for P. Howard Edelstein is included above in the section “Director Nominees.”

Steven R. Vigliotti has served as Chief Financial Officer since January 2006. Mr. Vigliotti served as the Chief Financial Officer of Maxcor Financial Group Inc. (“Maxcor”) from November 2001 until May 2005, and as Treasurer of that company from December 1998, until May 2005, when Maxcor (a former Nasdaq-listed company) was sold. Mr. Vigliotti was employed by Maxcor until August 2005. Mr. Vigliotti also served as the Chief Financial Officer of Euro Brokers, a wholly-owned subsidiary of Maxcor, from May 1998 until May 2005, and as the Chief Financial Officer of a number of Euro Brokers’ subsidiaries from July 1998 until May 2005. From 1991 to 1998, Mr. Vigliotti was employed by the accounting firm of BDO Seidman, LLP, lastly as an Audit Partner in that firm’s financial services group. Mr. Vigliotti is a certified public accountant and received his Bachelor of Business Administration degree in accounting from Hofstra University in 1990.

Donald P. Henderson has served as Chief Technology Officer since May 2006 and as an executive officer since May 15, 2007. From January 2005 to May 2006, Mr. Henderson was the head of the consulting planning practice and business development for information technology consultant RipTyde Partners, LLC. From March 1993 to August 2004, Mr. Henderson held a number of technology-related positions at Bear Stearns & Co. Inc., rising to the level of Co-Chief Technology Officer and head of the infrastructure technology planning group. During his tenure at Bear Stearns, he headed the design and migration planning of the information technology infrastructure for the firm’s new corporate headquarters. Mr. Henderson earned his Bachelor of Arts degree in Economics from Rutgers University.

W. Brennan Carley has served as Executive Vice President, Head of Business Operations and Chief Strategy Officer since January 12, 2007. The Company currently expects that Mr. Carley will be leaving the Company on December 31, 2007. Through his consulting company, Benchris Inc., Mr. Carley served as a consultant for the Company from September 2006 through December 2006. From January 2006 through August 2006, Mr. Carley served as an Entrepreneur in Residence with Warburg Pincus & Co. through Benchris, Inc. Prior to working with Warburg Pincus & Co., Mr. Carley was Chief Technology Officer and Chief Strategy Officer at BT Radianz from June 2000 until December 2005. Mr. Carley’s other notable experience includes serving as Senior Vice President of network strategy for Reuters and Senior Vice President and Head of IT for Instinet Corporation. Early in his career, he also served in various engineering and management capacities for IBM Corporation. Mr. Carley also serves as an independent director on the board of Yipes Enterprise Services, a private company and global provider of managed, end-to-end Ethernet solutions. He is a Magna Cum Laude graduate of New York University, with a degree in Economics.

David A. Merrill has served as Chief of Client Operations since January 22, 2007. From April 2005 to January 2007, Mr. Merrill was employed by Moody’s KMV, where he was responsible for Moody’s KMV’s customer organization in the Americas (Client Solutions, Credit Risk Specialists, Marketing, Support and Training), among other responsibilities. Prior to joining Moody’s KMV, Mr. Merrill was the principal of Merrill Consulting, from May 2004 until April 2005, advising and assisting financial services technology firms in local and global expansion. From 1994 until May 2004, Mr. Merrill held sales and managing director positions with Omgeo, a global post-trade pre-settlement solutions provider, culminating in the position of Omgeo’s Managing Director of Global Operations from 2002 until 2004. Previously, among other positions, Mr. Merrill spent eight years at Thomson Financial Services in sales and market development roles of increasing responsibility. He holds a Bachelor of Science degree in Business and Marketing from the University of Rhode Island.

Scott A. Bloom has served as Executive Vice President, Corporate Development, Chief Administrative Officer and Secretary since April 2, 2007. The Company currently expects that Mr. Bloom will be leaving the Company no later than January 2, 2008. From 2005 until March 2006, Mr. Bloom served as Executive Vice President, Corporate Development and Human Resources and General Counsel of Dictaphone Corporation, after having served as Senior Vice President, Corporate Development and Human Resources and General Counsel of Dictaphone from 2004 to 2005. Mr. Bloom was a Director of Finance at AT&T Corp. from 2003 until 2004. Prior to joining AT&T, Mr. Bloom had served in a series of increasingly responsible legal, financial and management positions, since beginning his career as a practicing attorney in 1991. Mr. Bloom holds a Master of Business Administration degree in Finance from The Wharton School and a Juris Doctorate degree from the College of William & Mary.

EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis below and the tables that follow describe the Company’s compensation program and, specifically, the elements of compensation awarded to, earned by or paid to each person serving as Chief Executive Officer and each person serving as Chief Financial Officer during the year ended December 31, 2006, the three most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer, whose salary and bonus exceeded $100,000 with respect to the year ended December 31, 2006 and who were serving as executive officers on December 31, 2006, and one former executive officer who had served as an executive officer during 2006 and who would have been a highly compensated executive officer if he had been serving as an executive officer at the end of 2006 (collectively the “Named Executive Officers” or “NEOs” ). Since the end of the fiscal year ended December 31, 2006, the Company has reviewed its compensation programs and has adopted a new annual incentive plan and a new equity plan, which are discussed below in the “2007 Compensation Program” section of the Compensation Discussion and Analysis.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for Named Executive Officers. The Compensation Committee of the Board, acting on information provided by management and consultants, makes recommendations to the Board regarding salary, benefits, incentive compensation, perquisites and severance to be paid to Named Executive Officers. The Board, acting on the Compensation Committee’s recommendations, ultimately determines the elements and levels of compensation for Named Executive Officers. The Compensation Committee administers the compensation program for certain executives other than Named Executive Officers. The Compensation Committee also administers the Company’s equity compensation plans.

The Compensation Committee is composed of Messrs. Deehan, Gorman, Lynch and Davis. Mr. Davis was appointed to the Compensation Committee on November 21, 2006, after the last Compensation Committee meeting of 2006 and participated in the Committee’s decisions made in 2007 with respect to bonuses for 2006. Each of the members of the Compensation Committee is a non-employee director as defined under Rule 16b-3 of the Exchange Act, an “outside director” (as defined under Section 162(m) of the “Code”) and "independent" in accordance with the published listing requirements of the Nasdaq Stock Market. Mr. Deehan serves as Chairman of the Compensation Committee. During the year ended December 31, 2006, the Compensation Committee met twelve (12) times and on four (4) occasions approved resolutions by unanimous written consent.

Compensation Philosophy and Objectives

The various elements of the compensation paid to Named Executive Officers are, in the aggregate, intended to (i) attract and retain executive officers with the skills and qualities necessary to achieve the Company’s near-term and long-term goals, (ii) align the interests of NEOs with the interests of Stockholders and (iii) reward performance that enhances stockholder value. During the year ended December 31, 2006, the elements of the Company’s compensation program were: base salary; annual incentive plan payments; bonuses and benefits. As discussed in more detail below, the Company believes that the elements of its compensation program further the objectives of the Company.

The Company has not established a policy with regard to Section 162(m) of the Code.

Role of Compensation Consultants

In April 2005, the Compensation Committee engaged Towers Perrin (“Towers”) to assist the Company in evaluating its compensation program for Named Executive Officers and senior management as well as compensation for the Company’s directors, and to recommend changes to the compensation program that would increase its effectiveness in achieving the Company’s compensation objectives. Towers matched Named Executive Officer positions and other key positions to those of published market compensation surveys based on job duties, responsibilities, qualifications and reporting relationships, and gathered information on salaries, total cash compensation and total direct compensation for the matched positions from companies in the computer hardware, software and services sector (the “Market Sector”). The Market Sector includes companies such as DST Systems Inc., Instinet Group, SAVVIS Communications Corporation, Archipelago Holdings Inc., Investment Technology Group Inc. and DATATRACK International Inc. Towers then analyzed and compared the gathered information to information provided by management about the Company’s then compensation program. In February 2006, Towers reported its findings to the Compensation Committee and the Board, and recommended certain changes to the Company’s compensation program for the fiscal year ended December 31, 2006 that are discussed in more detail below. In November 2006, the Compensation Committee engaged the firm of Frederic W. Cook & Co. to undertake a review of the Company’s compensation program, as discussed below under “2007 Compensation Program.”

Salaries

Base salary is the guaranteed element of a Named Executive Officer’s annual cash compensation. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee, and any recommendations of the Compensation Committee regarding changes to base salary are considered by the Board, which may then make changes to base salaries. For the year ended December 31, 2006, the Company relied upon the comparative analysis performed by Towers in determining whether adjustments to base salaries would be appropriate.

Towers found that the Company’s base salaries were generally in line with median levels in the Market Sector. Accordingly, upon receiving the Towers report, the Compensation Committee did not recommend an adjustment to the base salaries of Named Executive Officers during the year ended December 31, 2006. However, Towers also found that the total compensation that the Company paid to its executives was 33.2% below the median for the Market Sector. Consequently, the Compensation Committee recommended the adoption of the annual incentive plan described in the subsection entitled “Annual Incentive Plan” below.

A new President and Chief Executive Officer and a new Chief Financial Officer joined the Company during the year ended December 31, 2006. The base salary for these new executives was negotiated with each officer, was approved by the Compensation Committee and the Board and is set forth in their employment agreements.

One of the closing conditions of the Securities Purchase Agreement between the Company and Warburg Pincus required that the Board appoint Mr. Edelstein as Chief Executive Officer. On September 4, 2006, Mr. Gasser stepped down as President and Chief Executive Officer, and the Board appointed Mr. Edelstein as President and Chief Executive Officer effective September 5, 2006. Mr. Edelstein’s employment agreement (the “Edelstein Agreement”) provides for an annual base salary of $495,000, which is generally in line with median levels in the Market Sector as determined by Towers and, like all components of his compensation package, was negotiated by independent directors and approved by the Compensation Committee and the Board. Other provisions of the Edelstein Agreement are described below under “Incentive Bonuses, Contractual and Other Incentive Bonuses,” “Employment Agreement with Named Executive Officers - Employment Agreement with Mr. Edelstein” and“Potential Payments Upon Termination or Change of Control - Mr. Edelstein.”

Mr. Hahn stepped down as Chief Financial Officer on January 31, 2006. In connection with his resignation, Mr. Hahn entered into an Executive Agreement with the Company (the “Hahn Agreement”), which was to expire on June 30, 2006 and subsequently a Separation Agreement related to his services through September 30, 2006 and his separation from the Company (described further below). The Hahn Agreement provided for an annualized base salary of $330,750, a 5% increase over his previous salary, which had not been increased since January 1, 2004. The Hahn Agreement was negotiated by former management and approved by the Compensation Committee and the Board.

Mr. Vigliotti joined the Company as Chief Financial Officer effective January 31, 2006, under an employment agreement (the “Vigliotti Agreement”) that runs through December 31, 2007. Mr. Vigliotti’s employment agreement sets his minimum annual base salary at $400,000, which is generally in line with median levels in the Market Sector as determined by Towers. The Vigliotti Agreement was negotiated by former management and approved by the Compensation Committee and the Board.

Stock Option Plans

It is the philosophy of the Compensation Committee that stock options should be awarded to employees to assist in the retention of such employees and to promote long-term alignment between the interests of the Company’s employees and its Stockholders through an equity interest in the Company. The Compensation Committee believes the potential for equity ownership by management is beneficial in aligning management’s and Stockholders’ interests in the enhancement of stockholder value. Historically, the Company has granted stock options to new hires and has made grants to reward, motivate or retain employees.

During the year ended December 31, 2006, the 2001 Plan and the Javelin 1999 Plan were potential sources of employee stock options available for grant to employees. Under the 2001 Plan, the Company may not grant stock options at less than fair market value on the date of grant. Although the Javelin 1999 Plan permits the award of options with exercise prices less than the fair market value of the Company’s stock on the grant date, Company policy is to grant options with exercise prices no lower than fair market value. From February 2004 until October 2, 2007, the Company defined fair market value as the average of the closing price of its common stock on each of the five business days prior to the date of grant. Since October 2, 2007, the Company has defined fair market value as the closing price of its common stock on the date of grant.

During the year ended December 31, 2006, the Company did not grant any new employee stock options since it was still reviewing its historical stock option grants and the procedures under which those grants had been made. As discussed below in the section entitled “2007 Compensation Program,” the Company adopted a new equity incentive program and recommenced generally granting equity awards to employees in October 2007.

As is discussed in detail in the sections below entitled “Repricing of Options/SARs of Named Executive Officers” and “Repricing of Options/SARs of Directors,” on June 27, 2006, the Board increased the exercise price of certain option grants to Messrs. Hansen, Gasser, Hahn, Bellardo, Deehan, Jennings and Lynch, and declared certain option grants to Mr. Gasser to be void.

Stock Ownership Guidelines

The Company believes that stock ownership by management is beneficial in aligning management’s and Stockholders’ interests in the enhancement of stockholder value. However, the Company has not set specific guidelines for management’s ownership of the Company’s stock.

Incentive Bonuses

Annual Incentive Plan

Prior to 2006, the Company did not have a program for annual incentives for NEOs and other senior management. Towers found that, although the Company’s base salaries were generally in line with median levels in the Market Sector, total cash compensation to Named Executive Officers and senior management was 16.5% below the median of companies in the Market Sector. Towers further found that the Company’s total direct compensation (including equity compensation) was 33.2% below the median. Towers concluded that the Company’s compensation program was not competitive with compensation programs offered by other companies within the Market Sector.

Based on its analysis, Towers recommended that the Company adopt the 2006 Annual Incentive Plan (“2006 AIP”). On February 28, 2006, the Board, at the recommendation of the Compensation Committee, adopted the 2006 AIP substantially in the form recommended by Towers. The Board, acting on the recommendation of the Compensation Committee, administers the 2006 AIP. The 2006 AIP is described in more detail in the section below entitled “Grants of Plan-Based Awards in 2006 - Annual Incentive Plan.”

The 2006 AIP was implemented in April 2006 for Messrs. Gasser, Shaffer, Kragh and Bellardo and senior management. The employment agreements of Messrs. Edelstein and Vigliotti specified their respective 2006 bonuses.

In October 2006, the Compensation Committee determined that the metric used for the funding trigger and to measure each executive’s performance included elements over which certain executives had little or no control. The Compensation Committee redefined the metric to exclude those elements. The Compensation Committee also determined that the initial performance goals were unlikely to be met and did not provide the executives an appropriate incentive to improve performance during the fourth quarter of 2006. Consequently, the Compensation Committee reset the performance goals to more attainable levels. In addition, as a partial offset to the reduction in performance goals, the Compensation Committee reduced the target payouts to 95% of the original amounts.

In February 2007, management, under the supervision of the Compensation Committee, determined the bonuses with respect to 2006 for participants in the 2006 AIP except for those participants who were direct reports of the CEO. Acting on the recommendation of the Compensation Committee, the Board awarded bonuses to certain of the CEO’s direct reports on February 27, 2007, and to Mr. Edelstein and the remainder of the CEO’s direct reports on March 29, 2007. Mr. Bellardo was awarded a bonus in total of $135,000, consisting of his 2006 AIP bonus and an additional discretionary bonus of approximately $50,000 in recognition of his efforts during the year ended December 31, 2006 in connection with the Company’s review of its historical stock option grants, governmental investigations and lawsuits concerning stock options and its initiatives to attract additional capital.

The Compensation Committee retained Frederic W. Cook & Co., Inc. as compensation consultants to assist in the design and implementation of a new incentive bonus plan for 2007, which is described below.

Contractual and Other Incentive Bonus Awards

The Edelstein Agreement provides that Mr. Edelstein is eligible for an annual incentive bonus commencing in 2007. In addition, Mr. Edelstein was eligible for a bonus for 2006, which was to be no less than 50% (100% if the Company did not grant him stock options during 2006) of his base salary pro rated to reflect the number of days Mr. Edelstein was employed by the Company during the year (approximately $160,000). On March 29, 2007, the Board, acting on the recommendation of the Compensation Committee, awarded Mr. Edelstein a bonus in total of $200,000, including an additional discretionary bonus of approximately $40,000 in recognition of Mr. Edelstein’s efforts during the year ended December 31, 2006 in refocusing the Company on the business and growth and in realigning and expanding the management team.

The Vigliotti Agreement provides that Mr. Vigliotti would receive between 50% and 200% of his target annual bonus. The Vigliotti Agreement provides that, for the year ended December 31, 2006, his target annual bonus would be $100,000 and the specified Company performance goal would be the earnings before interest, taxes, depreciation and amortization (EBITDA) from normal recurring operations (excluding among others, restructuring costs, professional fees and other costs associated with the ongoing SEC investigation and financial restatements and compensation expense associated with grants under the Company’s stock option plans) established in the 2006 budget provided to him on December 28, 2005.

On March 29, 2007, the Board, acting on the approval and the recommendation of the Compensation Committee, awarded Mr. Vigliotti a bonus in total of $225,000. This amount was above the amount required by the Vigliotti Agreement, and $50,000 above the amount that Mr. Vigliotti would have earned under an AIP-type calculation had it been applicable to his bonus. The discretionary portion of this award was based upon Mr. Vigliotti’s individual efforts during the year ended December 31, 2006 in connection with the Company’s review of its historical stock option grants, governmental investigations and lawsuits concerning stock options, the financial statement restatements and its initiatives to attract additional capital.

Other Discretionary Bonuses

Mr. Gasser’s employment agreement provides that he would receive an annual bonus in the amount of 2% of pre-tax earnings of NYFIX Millennium, LLC, one of the Company’s subsidiaries. In February 2006, the Compensation Committee and the Board approved a bonus of $250,000 for Mr. Gasser, reflecting his efforts during the year ended December 31, 2005 and his appointment as the Company’s CEO in November of that year.

Effective January 31, 2006, in connection with Mr. Hahn’s resignation as Chief Financial Officer, the Company negotiated an extension of his employment agreement that provided, with the approval of the Compensation Committee and the Board, a bonus of $52,650 for Mr. Hahn, payable on January 31, 2006, for his extended efforts prior to January 31, 2006, and a bonus of $25,000 payable if certain conditions were met. The conditions for the $25,000 bonus were not met and that bonus was not paid.

Severance and Change in Control Provisions

The Company does not have a severance or change in control plan. Instead, any severance or change in control provisions are set forth in the Named Executive Officers’ individual employment agreements or severance agreements, described in detail below, each of which was negotiated by management under the supervision of the Compensation Committee. Change in control language generally promises a financial settlement in terms of salary and/or benefits to an employee who experiences a termination of employment, usually by the Company without cause or by the executive with reason within a defined period after a reorganization of the Company, such as a substantial change in the membership of the Board, a merger or a disposition of substantial assets. Change in control provisions give the executive an incentive to focus on the Company’s best interests, even where those interests lead to a change in control event that could potentially result in the executive’s termination. Change in control provisions are increasingly common in executive agreements in dynamic industries such as that of the Company’s and the Company believes that change in control language may be appropriate and necessary to attract and retain the skilled executives it needs to meet its objectives.

Each of the Named Executive Officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. Additionally, upon termination by the Company without cause or by the executive for good reason following a change of control, as defined in their respective employment agreements and except as otherwise agreed to by the parties, equity grants to Mr. Edelstein will immediately vest and Mr. Vigliotti will receive a specified multiple of the sum of his current base salary plus his target bonus (if he has been granted an equity compensation award that is at least 50% vested as of the termination of his employment, the multiple is two; if he has not been granted an equity compensation award that is at least 50% vested as of the termination of his employment, the multiple is three). These payments and benefits are described in detail in the subsection entitled “Potential Payments Upon Termination or Change in Control.” The payments and benefits were individually negotiated at the time each Named Executive Officer was hired or at some point after the Named Executive Officer began employment with the Company and were approved by the Compensation Committee.

Severance Agreements

On September 4, 2006, Mr. Gasser resigned as President and Chief Executive Officer. On the same day, the Company entered into a separation and release agreement with Mr. Gasser (the “Gasser Separation Agreement”). Under the Gasser Separation Agreement, the Company agreed to pay Mr. Gasser's salary and premiums for specified benefits through October 4, 2006. The parties agreed that no severance payment would be made to Mr. Gasser. All of Mr. Gasser's stock options that had not vested by October 4, 2006 lapsed without vesting.

Under the Gasser Separation Agreement, Mr. Gasser released all claims he may have had against the Company and agreed to the following obligations, among others:

•	non-solicitation of Company employees for a period of 2 years,
•	non-disclosure of Company confidential information, and
•	non-disparagement of the Company.

On December 1, 2006, the Company entered into a Separation Agreement and General Release with Mr. Hahn (the “Hahn Separation Agreement”), which took effect as of September 30, 2006, and under which the Company agreed to pay Mr. Hahn severance in the amount of $330,750, which was equal to one year’s base salary, by the end of January 2007, and to continue certain health benefits until March 31, 2008 with an estimated cost to the Company of approximately $23,000, all in accordance with provisions in his employment agreement, as amended. The Hahn Separation Agreement was negotiated by management under the supervision of the Compensation Committee.

Under the Hahn Separation Agreement, Mr. Hahn released all claims he may have had against the Company and agreed to the following obligations, among others:

•	non-solicitation of Company employees for a period of 12 months,
•	non-disclosure of Company confidential information, and
•	non-disparagement of the Company.

In March 2007, Mr. Kragh delivered an executed Separation Agreement and General Release (the “Kragh Agreement”) with the Company and on April 10, 2007 delivered certain patent assignments which, as agreed to by the Company and Mr. Kragh, were a condition to the effectiveness of the Kragh Agreement, which was effective retroactive to December 31, 2006. Pursuant to the Kragh Agreement, the Company agreed to: (i) match Mr. Kragh’s 401(k) contribution subject to limits imposed by the Internal Revenue Code, through December 31, 2006, which was in an amount of $6,600, (ii) pay Mr. Kragh his base salary of $275,625 through December 31, 2007, (iii) pay Mr. Kragh $68,811 (an amount equivalent to his 2006 target AIP award) on March 31, 2007, (iv) pay Mr. Kragh the equivalent of four weeks vacation, (v) pay Mr. Kragh his monthly car contribution through December 31, 2007 with an estimated cost to the Company of approximately $7,900 and (vi) reimburse Mr. Kragh for the cost of certain health benefits through December 31, 2007 with an estimated cost to the Company of approximately $18,500. The payments to Mr. Kragh were made to compensate him for a general release he provided the Company and the early termination of his employment agreement, which was to run until December 31, 2007. The Kragh Agreement was negotiated by management under the supervision of the Compensation Committee.

Under the Kragh Agreement, Mr. Kragh released all claims he may have had against the Company and agreed to the following obligations, among others:

•	non-competition through May 31, 2007,
•	non-solicitation of Company employees for a period of 12 months,
•	non-disclosure of Company confidential information, and
•	non-disparagement of the Company.

Benefits

As salaried, U.S.-based employees, the Named Executive Officers participate in a variety of health and welfare, transit and retirement benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health and welfare benefits help ensure that the Company has a productive and focused workforce through reliable and competitive health and welfare benefits. The transit benefits allow Company employees to save on transit expenses by making a portion of their transit purchases with pre-tax dollars.

The Company’s qualified defined contribution plan (the 401(k) Plan) allows all of its employees, including Named Executive Officers, to contribute a percentage or dollar amount of their base salary, up to the annual limits imposed by the Code, on a pre-tax basis. The Company provides, at the discretion of the Board, a matching contribution. For the year ended December 31, 2006, the Company provided a 50 % match on eligible employee contributions up to the first 3% of the employee’s compensation or the limits imposed by the Code, whichever is lower. The Company’s contribution vests ratably over 5 years. The maximum matching contribution for the year ended December 31, 2006 was $6,600.

These benefits are provided to all employees on a uniform basis. They are the same types of benefits generally provided by most U.S. public companies.

Perquisites

The Company provided a car allowance to Mr. Kragh, one of the founders of the Company, pursuant to his January 1, 2003 employment agreement. During the year ended December 31, 2006, he received a car allowance of $1,937.

2007 Compensation Program

In November 2006, the Compensation Committee determined to undertake a new review of the Company’s compensation program and, as previously mentioned, retained Frederic W. Cook & Co. (“Cook”) to provide assistance with the development of an incentive bonus plan for 2007. As part of its review of the current compensation program, Cook re-evaluated the competitiveness of compensation levels of the Named Executive Officers and other members of senior management using a peer group of 13 companies listed below that, like the Company, are in the computer hardware, software and services industry. Companies were selected for inclusion in the peer group based on their size comparability to the Company, primarily in terms of revenue and market capitalization, and similarity of products and services to those offered by the Company, with preference given to companies serving the financial services industry.

Peer Group

eSpeed	MarketAxess
FactSet Research Systems	Penson Worldwide
GFI Group	SAVVIS
Interactive Data Corp.	TNS
Investment Technology Group	Track Data
Jack Henry & Associates	TradeStation
Knight Capital Group

Peer group information was supplemented by survey data from the 2006 Radford survey, which enabled senior management positions below the executive officers to also be evaluated.

The findings of the competitive assessment indicated that base salaries were generally in line with the Company’s median competitive positioning philosophy, but that target bonuses were below median and the absence of equity grants since 2004, except for limited new hire situations in 2005 and 2007, has resulted in total compensation well below competitive market levels. The Company decided not to adjust salaries or target bonuses for 2007 based on these findings because additional expense would be incurred by resuming an equity granting practice in 2007.

The primary outcomes of Cook’s re-evaluation of the compensation program were the development of a new Annual Incentive Plan for 2007 (“the 2007 AIP”) and the adoption of a new equity program, both of which were approved by the Compensation Committee and the Board on October 2, 2007.

Annual Incentives

During 2007, the Company continued to hire new employees into executive and management positions with the Company. The base salaries and target bonuses for these new executives were negotiated to be at a level consistent with the Company’s evolving compensation philosophy that places greater emphasis on performance-based incentives than on base salaries. Target bonuses for management employees who participated in the 2006 AIP, other than the executive officers listed below, have been maintained at the same levels under the 2007 AIP.

Under the 2007 AIP, the target bonus of the Chief Executive Officer, the Chief Financial Officer and each of the three most highly compensated current executive officers other than the Chief Executive Officer and the Chief Financial Officer for the 2007 fiscal year is expressed as a percentage of the executive’s base salary as shown in the table below.

Target Bonuses

H. Edelstein, President & CEO	100% of salary
S. Vigliotti, CFO	50% of salary
D. Henderson, Chief Technology Officer	50% of salary
D. Merrill, Chief of Client Operations	75% of salary
B. Carley, EVP, Head of Business Operations and Chief Strategy Officer	75% of salary

Bonuses will be earned through a two-step process. First, target bonuses are adjusted based on the Company’s financial performance for the year. Target bonuses will be adjusted from a minimum of 50% of target to a maximum of 150% of target based on achievement of revenue and operating EBITDA goals that have been set for 2007. These performance metrics were selected because the Company believes that revenue growth and higher levels of profitability will lead most directly to increases in stockholder value. For 2007, the revenue goal has a weighting of 75% and the operating EBITDA goal has a weighting of 25%. At this point in time, attainment of these goals presents a high degree of difficulty and will require improved financial performance by the Company through the remainder of the year. Minimum bonus funding is recommended for 2007 to ensure that some portion of bonuses can be paid to recognize the extraordinary efforts of executives during this transitional period of rebuilding the Company’s business and senior leadership team. For 2008, a more leveraged adjustment schedule and elimination of minimum funding for senior executives will be considered. The Company will also consider different weightings for the two metrics and expects that over time more weight will be placed on operating EBITDA performance.

Operating EBITDA includes the impact of expense accruals for bonus payments. As a result, payment of bonuses under the 2007 AIP will not reduce operating EBITDA below the threshold for payment of those bonuses. For 2007, operating EBITDA will exclude special or unbudgeted items of expense related to resolution of the Company’s governmental investigations and lawsuits, financial restatements, transitional costs and new business initiatives, among other things.

Following adjustment of target bonuses based on Company financial performance, bonuses will be earned based on the achievement of corporate, group and individual performance objectives, which are designed to align with the Company’s critical success factors (“CSFs”). The Committee believes that CSFs provide a framework for coordinating and focusing the efforts of every organizational level in the Company on performance achievement in the five key areas listed below:

Critical Success Factors

1.	Profitably grow the business and achieve the financial plan

2.	Invest for the future and grow new markets

3.	Align with clients and aggressively market the Company

4.	Achieve operational excellence

5.	Foster a culture of success

The Chief Executive Officer’s bonus will be earned 90% based on achievement of corporate objectives and 10% based on achievement of his individual objectives. The bonuses of the other current executive officers will be earned 60% based on corporate objectives, 30% based on their group’s objectives, and 10% based on their individual objectives. The range of adjustment is 80% to 120% for corporate and group performance against objectives and 0% to 120% for individual performance. Thus, the maximum bonus potential of the current executive officers for 2007 is 180% of target bonus.

Similar to 2006, Mr. Edelstein’s employment agreement provides for a minimum bonus for 2007 of 50% of base salary, increasing pro rata up to 100% based on the period of time equity awards are not granted to him during 2007. Because the Company granted equity awards to Mr. Edelstein in October 2007, his minimum bonus for 2007 will be 88% of his base salary. No other current executive officer has a minimum bonus guarantee for 2007.

Equity Incentives

The new equity incentive program approved by the Compensation Committee consists of both time-vesting and performance-vesting equity awards. Grants under the 2001 and 2007 Plans were awarded in October 2007, covering a total of 9,726,930 underlying shares of Common Stock. Of that amount, grants covering 6,610,280 shares of Common Stock were awarded to the Company’s Senior Officers and its Chairman.

In October 2007, Mr. Edelstein was granted 1,427,639 stock options under the 2001 Plan and 2,182,641 options under the 2007 Plan for a total of 3,610,280 stock options, with approximately 21% vesting immediately, up to approximately 40% of which will vest over three years based on continued service with the Company and 39 % of which will be eligible to vest annually based on the achievement of the same Company revenue and operating EBITDA goals that apply to annual bonuses for 2008 through 2010, but with an earn-out schedule from 0% up to 100%. Mr. Edelstein was also granted 200,000 restricted stock units that vest and are payable in common stock on the later of December 15, 2007 or the date the Stockholders approve the 2007 Plan. The Chief Financial Officer and the two of the other three most highly compensated current executive officers who received awards were granted in the aggregate 355,893 time-vesting stock options under the 2001 Plan, 544,107 time-vesting stock options under the 2007 Plan and 150,000 performance-vesting restricted stock units under the 2007 Plan for a total number of grants covering 1,050,000 underlying shares. Performance-based restricted stock units will vest using the same performance criteria as apply to annual bonuses for 2007 through 2010.

The performance-based stock options granted to Mr. Edelstein and the performance-based restricted stock units granted under the 2007 Plan to the other current executive officers will be eligible to be earned in equal annual installments from 0% up to 100% for the four-year performance period 2007 through 2010 (2008 through 2010 for Mr. Edelstein) based on the achievement of annual revenue and operating EBITDA goals. For 2007, these goals are weighted 75% revenue and 25% operating EBITDA. At this point in time, attainment of these goals presents a high degree of difficulty and will require improved financial performance by the Company through the remainder of the year. Restricted stock units that are earned in 2008 based on 2007 performance will vest and be paid in March 2009; options and restricted stock units earned in 2009 based on 2008 performance will vest and be paid in March 2010; options and restricted stock units earned in 2010 based on 2009 performance will vest and be paid in March 2011; and options and restricted stock units earned in 2011 based on 2010 performance will vest and be paid in March 2011.

Any performance-based stock options and restricted stock units that are not earned for 2007 to 2009 performance will carry forward and may be earned based on cumulative catch-up criteria established for 2010 (which may be different from the criteria used for the annual 2010 installment referenced in the preceding paragraph). The annual goals for 2008 to 2010 will not be approved until the beginning of each year. The cumulative catch-up criteria have not presently been set, but will be set prior to March 2010.

In the event of a change of control of the Company, as defined in the 2007 Plan, time-vesting stock options for certain executives will have their vesting accelerated only if the termination is by the Company without cause, or by the executive with good reason, within 12 months of the change of control. Previously earned performance-based restricted stock units will be paid out at the time of the change of control, and the Board will determine the appropriate treatment of unearned performance-based restricted stock units at that time. In the event of a termination of employment not in connection with a change of control, vested options are eligible to be exercised for a stated period, depending on the type of termination, and unvested stock options will be forfeited. Performance-based restricted stock units may be earned pro rata for the year of termination, depending on the type of termination, but no earned restricted stock units may be paid before March 2011, except in the event of death.

The new equity grants were designed to be awarded as an upfront grant rather than as smaller annual grants each year over the period. The Compensation Committee believes this approach maximizes the incentive and retention impacts of the grants. The award of both stock options and restricted stock units seeks a balance, with both the opportunity for stock price appreciation and a more certain value with restricted stock units, thus strengthening the impact for retention purposes. A balance is similarly sought through the use of both time-vesting awards and performance awards, as executives are encouraged not only to stay, but also to contribute to the long-term financial and operational performance of the Company. The equity grants approved by the Special Committee on October 2, 2007, for the Chief Executive Officer, the Chief Financial Officer and the two of the three other most highly compensated current executive officers as of October 2, 2007 who received grants are listed in the table below.

Executives	No. of Options		Exercise Price Per Share	No. of Restricted Stock Units		No. of Performance Restricted Stock Units		Total Fair Value (2)

H. Edelstein	675,069	(3)	$4.60					$1,930,910
	752,570	(4)	$4.60					$2,152,588
	753,786	(5), (6)	$4.60					$2,165,679
	1,428,855	(5), (7)	$4.60					$3,638,602
				200,000	(5), (8)			$920,000

S. Vigliotti	118,631	(9)	$4.60					$341,477
	181,369	(5), (9)	$4.60					$517,824
						50,000	(5), (10)	$230,000

D. Henderson	118,631	(9)	$4.60					$341,477
	181,369	(5), (9)	$4.60					$517,824
						50,000	(5), (10)	$230,000

D. Merrill	118,631	(9)	$4.60					$341,477
	181,369	(5), (9)	$4.60					$517,824
						50,000	(5), (10)	$230,000

(1)
This table does not include 48,169 restricted shares of Common Stock awarded to David Merrill in March 2007, before the adoption of the new equity incentive program in October 2007, in satisfaction of an obligation under Mr. Merrill’s employment agreement.

(2)
Certain grants (as noted) are subject to Stockholder approval of the 2007 Plan. As a result, the respective fair values for both options and restricted stock units are calculated “as-if” Stockholder approval had been obtained on October 2, 2007, the date on which the Special Committee of the Board made the grants. These respective grants will necessarily be re-measured on the date of Stockholder approval, if such approval occurs, at which time the fair value may be higher or lower depending on the Company’s share price on that date. The fair value for option awards represents the dollar amount calculated using the Black-Scholes option pricing model rather than an amount paid to or realized by the award recipient. There can be no assurance that the amount calculated under the Black-Scholes option pricing model will ever be realized. The closing market price of the Common Stock underlying the restricted stock units as reported on the National Quotation Bureau “pink sheet” service on October 2, 2007 was $4.60.

(3)
Of the 675,069 options, 18,752 options vest on October 4, 2007, with the remaining 656,317 options vesting ratably on the 4th day of each month until fully vested on October 4, 2010, subject to acceleration in certain events. This grant is not contingent on stockholder approval of the 2007 Plan.

(4)	This grant vests immediately on October 2, 2007 and is not contingent on Stockholder approval of the 2007 Plan.

(5)	Grant is subject to stockholder approval of the 2007 Plan

(6)
Options vest ratably each month “as if” they were approved by Stockholders, starting October 4, 2007, until fully vested on October 4, 2010, subject to acceleration in certain events. As described in footnote (1) above, this grant in contingent on stockholder approval.

(7)
Options are earned 25% on each March 10, commencing March 10, 2008, upon satisfaction by the Company of certain performance targets. If initial performance goals are not met, all restricted performance options that are unearned as of March 10, 2011 will be earned on March 10, 2011 if “make-up” performance targets established by March 2010 are met. The earned options vest, generally, on the earlier of one year after the date they are earned or March 10, 2011 if the executive is still employed with the Company, but the earned options will vest earlier upon a change in control of the Company, the death or disability of the executive, or the termination of the executive’s employment by the Company without cause or by the executive for good reason.

(8)	Grant vests and is payable in Common Stock on the later of December 15, 2007 or stockholder approval of the 2007 Plan.

(9)
The option vests and becomes exercisable as to 25% of the shares on March 10, 2008, and as to 2.0833% of the shares on the tenth day of each month thereafter through and including March 10, 2011, if the executive is still employed on the respective vesting dates.

(10)
Grant is earned over a period of four years, subject to attainment of performance goals. If initial performance goals are not met, all restricted stock units that are unearned as of March 10, 2011 will be earned on March 10, 2011 if “make-up” performance targets established by March 2010 are met. The earned units vest, generally, on the earlier of one year after the date they are earned or March 10, 2011 if the executive is still employed with the Company, but the earned units will vest earlier upon a change in control of the Company, the death or disability of the executive, or the termination of the executive’s employment by the Company without cause or by the executive for good reason. The vested units will be paid, generally, when vested, but no earlier than the earliest of one year after the vesting date, March 10, 2011, on the March 10 following the executive’s death or upon a change in control.

In addition, the Special Committee awarded grants to the four other most senior managers of 200,000 performance-based restricted stock units and 725,476 time-based stock options under the 2007 Plan and 474,524 time-based stock options under the 2001 Plan.

On the same day, the Compensation Committee awarded grants under the 2007 Plan to non-senior officer employees of 2,359,400 time-based stock options and 754,750 time-based restricted stock units, for grants covering a total of 3,114,150 underlying shares.

Awards granted to Senior Officers (including the Chief Executive Officer and the Chief Financial Officer and all other current executive officers) under the 2007 Plan are contingent on Stockholder approval of the 2007 Plan; since Stockholder approval of the 2001 Plan has already been obtained, awards made to Senior Officers thereunder do not have a similar contingency.

As of October 26, 2007, there were 1,981,127 shares available for issuance under the 2007 Plan, 9,500 shares available for issuance under the 2001 Plan and 260,332 securities available for issuance under the Javelin 1999 Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management in accordance with the SEC’s disclosure requirements for executive compensation and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
George O. Deehan, Chairman
William J. Lynch
Cary J. Davis

Lon Gorman was a member of the Committee throughout 2006 and until October 23, 2007.

Summary Compensation Table

The following table provides a summary of the elements of compensation earned by Named Executive Officers during the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006

	Base Salary		Bonus		Option Awards		Non-Equity Incentive Plan Compen-sation		Other Compen-sation		Total
P. Howard Edelstein, Chief Executive Officer and President	$159,923	(1)	$200,000	(1)	-		-		$150,000	(1)	$509,923

Robert Gasser, former Chief Executive Officer and President	$330,750		$250,000	(2)	$2,129	(3)	-		-		$582,879

Steve Vigliotti, Chief Financial Officer	$367,692	(4)	$225,000	(5)	-		-		$6,600	(6)	$599,292

Mark Hahn, former Chief Financial Officer	$259,547	(7)	$52,650		$14,392	(3)	-		$330,750	(8)	$657,339

Lars Kragh, former Chief Information Officer	$275,625		-		$14,392	(3)	$68,811	(12)	$8,537	(9)	$367,365

Jay Shaffer, former Chief Administrative Officer	$341,250		-		$76,951	(10)	$78,375	(12)	$6,600	(6)	$503,176

Brian Bellardo, General Counsel and former Secretary	$248,063		$50,000	(11)	$14,392	(3)	$85,000	(11)	$6,600	(6)	$404,055

(1)
Mr. Edelstein’s employment commenced in September 2006. Amounts reflect his pro-rated compensation and bonus, other compensation related to a moving allowance, pursuant to Mr. Edelstein’s employment agreement, plus an additional award in recognition of his efforts during the year ended December 31, 2006, as described above.

(2)
Represents Mr. Gasser’s bonus awarded in recognition of his efforts during the year ended December 31, 2005 and his appointment as the Company’s Chief Executive Officer in November of that year. The Company’s annual report on Form 10-K for the year ended December 31, 2005 did not disclose this payment under the previous reporting requirements as it was declared and paid in 2006.

(3)
Represents the dollar amount recognized for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, (“SFAS 123(R)”) rather than an amount paid to or realized by the Named Executive Officer, with respect to the 2006 fiscal year for the fair value of the grant of an option for 10,000 shares of Common Stock on February 23, 2004, vesting over three years, at an exercise price of $7.056 per share. There can be no assurance that the SFAS 123(R) amounts will ever be realized.

(4)	Mr. Vigliotti’s employment commenced on January 31, 2006.

(5)	Mr. Vigliotti’s bonus represents amounts required by the Vigliotti Agreement, plus an additional award in recognition of his efforts during the year ended December 31, 2006, as described above.

(6)	Represents the Company’s matching contribution to the employee’s 401(k) plan account for contributions made during fiscal year 2006.

(7)	Mr. Hahn’s employment terminated effective as of September 30, 2006.

(8)	Represents severance earned pursuant to the Hahn Separation Agreement (approximately $102,000 was paid in 2006).

(9)	Represents $1,937 car allowance and the Company’s matching contribution to Mr. Kragh’s 401(k) plan account.

(10)
Represents the dollar amount recognized for financial statement reporting purposes under SFAS 123(R), rather than an amount paid to or realized by Mr. Shaffer, with respect to the 2006 fiscal year for the fair value of a grant of an option for 75,000 shares of Common Stock on January 14, 2005, at an exercise price of $5.36 per share. Of the options granted, 25,000 vested on January 14, 2006, 20,000 vested on January 14, 2007, and 15,000 were scheduled to vest on each of January 14, 2008 and January 14, 2009. The remaining 30,000 unvested options were canceled when Mr. Shaffer's employment ended on June 30, 2007.

(11)	Mr. Bellardo’s bonus represents his incentive bonus earned under the 2006 AIP plus an additional award in recognition of his efforts during the year ended December 31, 2006, as described above.

(12)	Represents incentive bonus earned under the 2006 AIP.

Employment Agreements with Named Executive Officers

Messrs. Edelstein, Vigliotti, Shaffer and Bellardo have entered into employment agreements with the Company. The following descriptions of those agreements do not include the provisions thereof regarding payments upon termination or following a change in control of the Company, which are described in “Potential Payments upon Termination or Change in Control” below.

Employment Agreement with Mr. Edelstein - The Edelstein Agreement was executed on September 4, 2006, with a commencement date of September 5, 2006, and continues until it is terminated pursuant to its terms. Under the Edelstein Agreement, Mr. Edelstein serves as President and Chief Executive Officer, with an annualized base salary of not less than $495,000. Mr. Edelstein is eligible for an annual incentive bonus commencing in 2007. The target annual bonus for each year shall be 100% of base salary; provided, however, that the annual bonus payable for 2007 shall not be less than 50% (increasing pro rata to 100% based upon the period of time the Company did not grant him stock options during 2007) of base salary. In addition, Mr. Edelstein was eligible for a bonus for 2006, which was to be no less than 50% (100% if the Company did not grant him stock options during 2006) of his base salary pro rated to reflect the number of days Mr. Edelstein was employed by the Company during the year. In addition, on March 29, 2007, the Board, acting on the approval and recommendation of the Compensation Committee, awarded Mr. Edelstein a discretionary bonus of approximately $40,000, as described above. The Company also provided Mr. Edelstein a one-time moving allowance in the amount of $150,000. In addition, the Company committed to grant Mr. Edelstein, as soon as practicable after September 5, 2006, significant equity compensation in the form of either stock options or restricted stock. Any grants of equity compensation to Mr. Edelstein will be determined by the Compensation Committee or Board. If, during the fiscal year ending December 31, 2007, Mr. Edelstein has not received the equity compensation provided for in the Edelstein Agreement, his guaranteed annual bonus for 2007 (as described above) shall be 100% of base salary. In October 2007, Mr. Edelstein received the equity compensation provided for in the Edelstein Agreement, a significant portion of which is subject to approval of the 2007 Plan by the Stockholders. In October 2007, the Company and Mr. Edelstein entered into the first amendment of the Edelstein Agreement, pursuant to which the Company agreed to purchase a $7.5 million term life insurance policy for the benefit of Mr. Edelstein.

Employment Agreement with Mr. Vigliotti - The initial term of the Vigliotti Agreement expires on December 31, 2007. Thereafter, the Vigliotti Agreement renews annually unless it has been terminated in accordance with its terms. Under the Vigliotti Agreement, Mr. Vigliotti’s minimum annual base salary is $400,000. The Vigliotti Agreement provides that Mr. Vigliotti will receive between 50% and 200% of his target annual bonus. The Vigliotti Agreement provides that, for the year ended December 31, 2006, his target annual bonus would be $100,000 and the specified Company performance goal would be the earnings before interest, taxes, depreciation and amortization (EBITDA) from normal recurring operations (excluding among others, restructuring costs, professional fees and other costs associated with the ongoing

SEC investigation and financial restatements and compensation expense associated with grants under the Company’s stock option plans) established in the 2006 budget provided to him on December 28, 2005.

On March 29, 2007, the Board, acting on the approval and recommendation of the Compensation Committee, awarded Mr. Vigliotti a bonus in the total of $225,000, as described above. This amount was above the amount required by the Vigliotti Agreement, and $50,000 above the amount that Mr. Vigliotti would have earned under an AIP-type calculation had it been applicable to his bonus. The discretionary portion of this award was based upon Mr. Vigliotti’s individual efforts during the year ended December 31, 2006 in connection with the Company’s review of its historical stock option grants, governmental investigations and lawsuits concerning stock options, the financial statement restatements and its initiatives to attract additional capital.

In subsequent years, Mr. Vigliotti’s target bonus will be at least 25% of his annual base salary and will be based on individual and corporate goals agreed to by the Compensation Committee or Board and Mr. Vigliotti prior to, or within two months after the start of, each calendar year.

Agreements with Mr. Shaffer - Mr. Shaffer served as Executive Vice President - Finance & Administration pursuant to an employment agreement, dated January 1, 2005. This agreement was for a term of one year, renewing annually unless terminated in accordance with its terms. The agreement set Mr. Shaffer's annual base salary at $325,000. Effective July 1, 2005, the Compensation Committee increased Mr. Shaffer’s base salary to $341,250. Effective as of January 2006, Mr. Shaffer agreed to serve as Executive Vice President - Administration and, effective as of August 1, 2006, to no longer serve as an executive officer. During 2006, the Company and Mr. Shaffer entered into two amendments to his employment agreement that extended the term until January 2, 2007, unless extended by mutual agreement for a further term not to exceed six months. In March 2007, pursuant to a severance agreement, the Company extended his employment term through June 30, 2007, at which point Mr. Shaffer left the Company.

Employment Agreement with Mr. Bellardo - Mr. Bellardo has served as General Counsel since March 2003, and served as Secretary from June 2003 until April 1, 2007. Effective August 1, 2006, the Company executed an employment agreement with Mr. Bellardo that was to run through July 31, 2007 (the “2006 Bellardo Agreement”), pursuant to which Mr. Bellardo continued as General Counsel and as an Executive Officer. Under the 2006 Bellardo Agreement, Mr. Bellardo's annual base salary was $248,063 and he had a target bonus for 2006 of 35% of his base salary ($86,822). His actual bonus for 2006 was to be calculated on the basis of the Company’s success in achieving certain goals specified in the 2006 AIP, and was to vary between 50% and 200% of the target bonus.

On May 15, 2007, the Company and Mr. Bellardo entered into an employment agreement (the "2007 Bellardo Agreement") that supersedes the 2006 Bellardo Agreement and, effective as of May 15, 2007, Mr. Bellardo agreed to no longer serve as an executive officer. Under the 2007 Bellardo Agreement, Mr. Bellardo's base salary will continue to be $248,063, his annual bonus will continue to be no less than 35% of his then current annualized base salary and Mr. Bellardo will continue his employment with the Company until either party gives at least sixty days notice of termination. The 2007 Bellardo Agreement provided that if Mr. Bellardo has not terminated his employment and the Company has not terminated his employment for Cause (defined as a misappropriation of funds from the Company) on or before June 30, 2007, the Company will pay Mr. Bellardo a cash bonus equal to three months of his base salary. The Company paid Mr. Bellardo this cash bonus in July 2007.

For a description of the severance agreements entered into with Messrs. Gasser, Hahn and Kragh, see the section above entitled “Compensation Discussion and Analysis - Severance Agreements.”

For a description of options that were repriced during 2006, see “Repricing of Options/SARs of Named Executive Officers” below.

Grants of Plan-Based Awards in 2006

During 2006, the Company did not make any equity incentive plan awards and did not make any stock or option awards. The following describes the plan-based non-equity incentive awards granted to the Named Executive Officers relating to 2006.

Annual Incentive Plan Related Awards.

On February 28, 2006, the Board, at the recommendation of the Compensation Committee, adopted the 2006 AIP, which was implemented in April 2006 for Messrs. Gasser, Shaffer, Kragh and Bellardo, as well as other senior management. The employment agreements of Messrs. Edelstein and Vigliotti specified their respective minimum 2006 bonuses. The Board, acting on the recommendation of the Compensation Committee, administers the 2006 AIP.

The 2006 AIP provides the opportunity for a cash bonus based on the performance of (i) the Company overall, (ii) the specific business unit of the executive, and (iii) the individual performance of the executive (collectively, the “Performance Factors”). The Performance Factors (A) are intended to clearly state the outcome to be achieved, (B) can be quantitatively determined, (C) are based on metrics that will respond to the executive’s performance of his or her responsibilities, (D) have a reasonable chance of being attained and (E) specify a time frame in which results should be achieved. Performance Factors are intended to be determined each year based upon input from management guided by the Company’s annual and long-term goals.

The amount of any actual payout under the 2006 AIP depends on the extent to which the applicable Performance Factors are achieved. Participants can earn from 0% to 200% of their target bonuses for achievement of pre-set weighted goals for Company, business unit and individual performance. For Named Executive Officers, the 2006 goal mix was weighted 80% for Company and 20% for individual performance. In April 2006, the Compensation Committee set the metric for the year ended December 31, 2006 as the 2006 budget for controllable margin from operations (“CMO”), defined initially as revenues less divisional direct costs (including direct cost of revenue and direct SG&A). The Compensation Committee believed that the use of the 2006 budget for CMO resulted in Performance Factors that could be quantitatively determined, were based on metrics that would respond to the executive’s performance of his or her responsibilities and had a reasonable chance of being attained. The 2006 AIP also included a funding trigger that required that the Company achieve positive net income after AIP payments in order to pay an AIP amount, regardless of Company, business unit or individual performance scores.

The AIP has a non-linear payout curve, which provides a 1:1 incentive leverage for performance between 90% and 110% of goal and a 9:1 incentive leverage for performance between 80% and 90% and between 110% and 120%. As compared to a linear payout curve, the non-linear payout curve provides a stronger disincentive for performance below 90% of goal and provides a stronger incentive to achieve performance above 110% of goal.

In October 2006, the Compensation Committee determined that the CMO, as then defined, included costs over which certain executives had little or no control. The Compensation Committee redefined the CMO to exclude non-operating, non-recurring extraordinary items, such as the expenses associated with the SEC inquiries and the Company’s restatement for an interim period in 2005 and for prior periods, extraordinary payments made in connection with a December 2004 $7.5 million convertible debt agreement, management severance costs, the costs of relocating the Company’s headquarters from Stamford, Connecticut, to New York, New York, and non-cash stock-based compensation from both the net income funding trigger and the CMO calculations. The Compensation Committee also determined that the initial performance goals were unlikely to be met and did not provide the executives an appropriate incentive to improve performance during the fourth quarter. Consequently, the Compensation Committee reset the performance goals to the mid-point between the original budget CMO and a revised forecast CMO. In addition, as a partial offset to a reduction in performance goals, the Compensation Committee reduced the target payouts to 95% of the original amounts.

In February 2007, management, under the supervision of the Compensation Committee determined the AIP bonus for participants in the 2006 AIP except for those participants who were direct reports of the CEO. Acting on the recommendation of the Compensation Committee, the Board awarded bonuses to certain of the CEO’s direct reports on February 27, 2007 and to the remainder of the CEO’s direct reports on March 29, 2007. Mr. Bellardo was awarded a bonus totaling $135,000, consisting of his AIP bonus and an additional discretionary bonus in recognition of his efforts during the year ended December 31, 2006, as described above.

The following table sets forth the potential amounts payable under the 2006 AIP to the Named Executives Officers relating to their 2006 service (as described above), if the threshold, target or maximum goals were achieved. Actual amounts awarded for 2006 service are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

2006 Grants of Plan-Based Awards

Potential Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
P. Howard Edelstein	-	-	-
Robert Gasser	-	-	-
Steven Vigliotti	-	-	-
Mark Hahn	-	-	-
Lars Kragh	$34,453	$68,906	$137,813
Jay Shaffer	$42,656	$85,313	$170,625
Brian Bellardo	$43,411	$86,822	$173,644

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the number of shares of Common Stock underlying unexercised options held by the Named Executive Officers on December 31, 2006:

Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable	Not Exercisable	Option Exercise Price ($)		Option Expiration Date
P. Howard Edelstein	-	-	-	-		-
	9/21/2001	225,000	-	$14.04	(1)	12/28/06
Robert Gasser	8/16/2002	100,000	-	$ 5.25	(2)	12/28/06	(3)
	2/23/2004	6,667	-	$7.056	(4)	12/28/06
Steven Vigliotti	-	-	-	-		-
Mark Hahn	8/23/2002	60,000	-	$ 5.32	(5)	12/29/2006	(6)
	1/2/2003	75,000	-	$ 4.50		12/29/2006	(6)
	1/3/1997	225,000	-	$ 2.00		1/02/2007	(7)
	4/13/1999	2,250	-	$ 3.00		3/31/2007	(8)
	6/1/1999	54,000	-	$ 6.55		3/31/2007	(9)
Lars Kragh	10/23/2001	12,500	-	$12.02		3/31/2007	(9)
	8/16/2002	16,000	-	$ 3.92		3/31/2007	(8)
	8/16/2002	4,000	-	$ 5.25	(10)	3/31/2007	(8)
	2/23/2004	6,667	3,333	$7.056	(4)	3/31/2007	(9)
Brian Bellardo	3/21/2003	25,000	-	$ 6.20	(11)	3/20/2013
	2/23/2004	6,667	3,333	$7.056	(4)	2/22/2014	(12)
Jay Shaffer	1/14/2005	25,000	50,000	$ 5.36		9/28/2007	(13)

(1)
On June 27, 2006, the Board, with the approval of and on the recommendation of the Compensation Committee, approved a change in the exercise price of this grant to Mr. Gasser from $12.80 per share to $14.04.

(2)
On June 27, 2006, the Board, with the approval of and on the recommendation of the Compensation Committee, approved a change in the exercise price of this grant to Mr. Gasser from $3.92 per share to $5.25.

(3)
Prior to the expiration date, Mr. Gasser indicated his intent to exercise this option. In August 2007, Mr. Gasser accepted the Company’s offer to net cash settle these 100,000 options for $75,000. As previously reported by the Company, there were pending requests from former employees to exercise stock options, made before the options expired, covering more than one million shares of Common Stock that could be exercised during a 30-day period in August and September 2007. Due to the potential exposure the Company had to these option holders if its stock price declined during the period between the initial exercise request date and the actual exercise date, the Company offered to cash settle these awards based on the value of its stock on the initial request date.

(4)	The fair market value for this grant was defined as the average of the closing price of the Company’s Common Stock on each of the five business days prior to the date of grant.

(5)
On June 27, 2006, the Board, with the approval of and on the recommendation of the Compensation Committee, approved a change in the grant date of this grant to Mr. Hahn from September 16, 2002 to August 23, 2002 and a change in the exercise price from $4.22 per share to $5.32.

(6)
Prior to the expiration date, Mr. Hahn indicated his intent to exercise these options. In September 2007, Mr. Hahn accepted the Company’s offer to net cash settle these 135,000 options for $112,800. See footnote 3 above for further information about net cash settlements.

(7)
Under the 1991 Plan, as amended, Mr. Kragh had 90 days to exercise the option following his departure from the Company on December 31, 2006; as an accredited investor, he exercised this option on March 29, 2007.

(8)
Prior to the expiration date, Mr. Kragh indicated his intent to exercise these options. In August 2007, Mr. Kragh accepted the Company’s offer to net cash settle 22,250 of these options for $49,705. See footnote 3 above for further information about net cash settlements.

(9)
The unvested portion of the February 23, 2004 grant was forfeited on December 31, 2006. All three of these grants expired unexercised on March 31, 2007, 90 days following Mr. Kragh’s departure from the Company.

(10)	On December 15, 2006, Mr. Kragh consented to an increase in the exercise price of this portion of his August 16, 2002 grant from $3.92 per share to $5.25.
(11)
On June 27, 2006, the Board, with the approval of and on the recommendation of the Compensation Committee, approved a change in the exercise price of this grant to Mr. Bellardo from $4.02 per share to $6.20.

(12)	The 3,333 options from the February 23, 2004 grant that were not vested as of December 31, 2006 vested on February 23, 2007.
(13)
20,000 options that were not vested as of December 31, 2006 vested on January 14, 2007. The remaining 30,000 unvested options, which were scheduled to vest 15,000 on each of January 14, 2008 and January 14, 2009, were cancelled when Mr. Shaffer's employment ended on June 30, 2007. In August 2007, Mr. Shaffer accepted the Company’s offer to net cash settle 10,000 of his vested options for $18,900. See footnote 3 above for further information about net cash settlements.

Repricing of Options/SARs of Named Executive Officers

On June 27, 2006, the Board, with the approval of and on the recommendation of the Compensation Committee, approved the following changes to stock option grants previously made to certain Named Executive Officers, none of which had been exercised:

•	Mr. Bellardo - raised the exercise price on an option grant effective March 21, 2003, of 25,000 shares to $6.20 per share from $4.02.

•
Mr. Gasser - raised the exercise price on an option grant effective September 21, 2001, of 325,000 shares to $14.04 per share from $12.80, declared null and void a modification to the vesting provision applicable to 100,000 options under this grant that would have provided for vesting on September 26, 2001 (thus retaining only that portion of the vesting provision that conditioned vesting on the attainment of certain performance goals); voided an option grant of 25,000 shares effective October 23, 2001; and raised the exercise price on an option grant effective August 16, 2002, of 100,000 shares to $5.25 per share from $3.92.

•
Mr. Hahn - determined that the grant date for an option grant of 60,000 shares was August 23, 2002 rather than the initially recorded grant date of September 16, 2002 and accordingly raised the exercise price to $5.32 per share from $4.22.

The Company increased the exercise prices on the grants to Messrs. Bellardo and Hahn because, based on the state of the documentation or process involved, there was doubt as to the appropriateness of the Company’s prior practices regarding stock option grant date and/or exercise price. Although Mr. Gasser, the Company’s Chief Executive Officer in June 2006, was not involved in the granting process when the above awards were issued to him, he voluntarily agreed to be held to the same standard. As a result, the Company increased the exercise prices on certain grants made to Mr. Gasser and voided an award given to him where the date of grant could not be ascertained.

On November 29, 2006, the Company offered to increase the exercise price of options for 4,000 shares of Common Stock granted to Mr. Kragh (which represented a portion of a 20,000 share grant made to Mr. Kragh effective August 16, 2002) to $5.25 per share from $3.92 to address potential tax issues under Section 409A of the Code. On December 15, 2006, Mr. Kragh consented to the increase.

Option Exercises and Stock Vested

None of the Named Executive Officers exercised any options or had any awards of stock (including restricted stock, restricted stock units and similar instruments) vest during the year ended December 31, 2006.

Pension Benefits

The Company does not maintain a pension plan.

Nonqualified Deferred Compensation Plans

The Company does not maintain any non-qualified defined contribution or deferred compensation plans, and none of the Named Executive Officers had any non-qualified deferred compensation with the Company.

Potential Payments upon Termination, Death, Disability or Change in Control

Mr. Edelstein. The Edelstein Agreement provides that upon any termination of Mr. Edelstein’s employment, he is entitled to:

•	accrued base salary through the date of termination,
•	payment of unpaid or unreimbursed expenses incurred in accordance with Company policy (to the extent the expenses were incurred prior to termination), and
•	any termination benefits provided under the Company’s employee benefit plans, in accordance with the terms of the applicable plans.

In addition, if Mr. Edelstein’s employment is terminated by death or Disability (as that term is defined in the Edelstein Agreement), Mr. Edelstein is entitled to:

•	any unpaid annual bonus in respect of any completed year prior to termination, and
•	a pro rata annual bonus with respect to the year in which termination occurs, based on actual achievement of applicable annual performance objectives.

If Mr. Edelstein's employment is terminated by the Company without “Cause” or by Mr. Edelstein with “Good Reason” (as each term is defined in the Edelstein Agreement), Mr. Edelstein is entitled to:

•	any unpaid annual bonus in respect of any completed year prior to termination,
•	a pro rata annual bonus with respect to the year in which termination occurs, based on actual achievement of applicable annual performance objectives,
•	twelve (12) month continuation of base salary,
•	twelve (12) month continuation of health and life insurance benefits,
•	the greater of:
o	two (2) times his annual bonus for the immediately preceding fiscal year, or
o	150% of base salary, and
•	reimbursement for reasonable executive outplacement assistance expenses.

If Mr. Edelstein’s employment is terminated by the Company without Cause or by Mr. Edelstein with Good Reason within the twelve (12) month period following a Change of Control (as defined in the Edelstein Agreement and summarized below), all of the Company’s equity grants to him vest immediately.

In consideration for his employment and severance benefits, Mr. Edelstein has agreed to execute a release acceptable to the Company and has agreed to be subject to the following obligations, among others:

•
he will not work for a competitor during the “Restricted Period” (the 12 months following termination, extendable by up to another 12 months at the election of the Company upon payment of 1/12th of Mr. Edelstein’s base salary for each additional month),

•	he will not solicit consultants and employees of the Company during the Restricted Period, and
•	he will not disclose confidential information of the Company.

For purposes of the Edelstein Agreement, “Change of Control” means:

•	the acquisition by any person of 50% or more of the Company’s outstanding common stock,
•	a consolidation, merger or other transaction in which the Company’s stockholders retain less than 40% of the stock of the surviving entity,
•	a transfer of substantially all of the Company’s assets, or
•	a change in the Board in which the directors as of October 12, 2006, plus the directors appointed by Warburg Pincus, cease to constitute a majority of the members of the Board.

If the Company had terminated Mr. Edelstein without Cause or he had terminated his employment for Good Reason, as of December 31, 2006, he would have been entitled to:

•	the bonus payable in respect of 2006 in the amount of $159,923,
•	severance in the amount of $1,237,500 (base salary plus 150% of base salary), and
•	continuation of health benefits and life insurance for 12 months (for a cost to us of approximately $18,000).

Mr. Edelstein was not awarded any equity in the Company until October 2007; consequently, the Change of Control provisions in Mr. Edelstein’s employment agreement that provide for accelerated vesting of equity awards would not have had any impact on his severance as of December 31, 2006.

Mr. Vigliotti. Under the Vigliotti Agreement, unless the Company terminates his employment for “Cause” (which does not include death or “disability” as defined in the Vigliotti Agreement) or he terminates his employment without “Good Reason” (as each term is defined in the Vigliotti Agreement), Mr. Vigliotti is entitled to a severance equal to his base salary for the remainder of the term of the agreement, or one year, whichever is greater and eighteen (18) months continued participation in health and life insurance benefits.

If the Company terminates Mr. Vigliotti’s employment other than for Cause or he terminates his employment for any reason within one year after a “Change in Control” (as defined in the Vigliotti Agreement and summarized below), he is entitled to a severance (in lieu of continued base salary) as follows:

•
if he has been granted equity compensation awards that are at least 50% vested as of the termination of his employment, two (2) times the sum of his base salary plus either his annualized target bonus or, if greater, the actual bonus he received during the preceding year, on an annualized basis, or

•
if he has not been granted equity compensation awards that are at least 50% vested as of the termination of his employment, three (3) times the sum of his base salary plus either his annualized target bonus or, if greater, the actual bonus he received during the preceding year, on an annualized basis.

In consideration for his employment and severance benefits, Mr. Vigliotti has agreed to be subject to the following obligations, among others:

•
he will not solicit business or accept orders for products or services competitive with the Company’s products or services from any of the Company’s actual or prospective clients with whom he has dealt while employed by the Company, or solicit the Company’s employees to leave us, during the 6 months following termination after a Change in Control, and the lesser of 12 months or the period for which Mr. Vigliotti is entitled to severance following a termination other than after a Change in Control,

•	he will not disclose confidential information of the Company, and
•	he will not disparage the Company.

For purposes of the Vigliotti Agreement, “Change in Control” means:

•	the acquisition by any person of more than 50% of the voting power or value of the Company’s stock,
•	the acquisition by any person during a 12 month period of more than 35% of the voting power of the Company’s stock,
•	the replacement during a 12 month period of a majority of the members of the Board by directors who are not endorsed by a majority of the members of the Board prior to the appointment or election, or
•	a transfer of more than 40% of the Company’s assets measured by their gross fair market value.

If the Company had terminated Mr. Vigliotti’s employment agreement without Cause or he had terminated his employment for Good Reason as of December 31, 2006, Mr. Vigliotti would have been entitled to compensation in the amount of $400,000 (one year base salary), and continuation of health benefits through June 2008 (for a cost to the Company of approximately $27,000). If Mr. Vigliotti had been terminated without Cause or he had terminated his employment for any reason on December 31, 2006, after a Change in Control, he would have been entitled to compensation in the amount of $1,500,000 (three times the sum of his base salary plus target bonus), and continuation of health benefits through June 2008 (for a cost to the Company of approximately $27,000).

The Vigliotti Agreement provides that the Company and Mr. Vigliotti will negotiate in good faith an agreement under which, unless the Vigliotti Agreement is terminated by the Company for Cause or by Mr. Vigliotti for Good Reason, Mr. Vigliotti would provide consulting services to the Company for up to one year, at Mr. Vigliotti’s election, following the termination of the Vigliotti Agreement.

Mr. Shaffer. Mr. Shaffer’s employment agreement, dated January 1, 2005, as amended on February 28, 2006 and August 1, 2006 (the “Shaffer Agreement”), provided that if the Company terminates his employment without “Cause” or he terminates his employment with “Good Reason”, Mr. Shaffer will receive his base salary through the respective expiration dates, a lump sum payment, as severance, equal to three months of his base salary plus continuation of health benefits for up to three months after termination, and, in certain circumstances, for a longer period of time, all as set forth in the Shaffer Agreement. If Mr. Shaffer’s termination of employment were caused by his “Death” or “Disability,” he would not receive any payment, other than earned and unpaid base salary, vacation and bonuses to the date of termination and he would not receive any medical or dental benefits payable by the Company. The Shaffer Agreement did not contain a change in control provision.

If the Company had terminated Mr. Shaffer’s employment on December 31, 2006, without Cause, Mr. Shaffer would have been entitled to severance in the amount of approximately $87,182, and continuation of health benefits through March 2007 (for a cost to the Company of approximately $3,000).

On March 16, 2007, the Company entered into a severance agreement with Mr. Shaffer (the “Shaffer Severance Agreement”), under which Mr. Shaffer’s employment with the Company terminated on June 30, 2007. Under the Shaffer Severance Agreement, Mr. Shaffer will receive severance of six (6) months base salary and reimbursement of certain health insurance premiums for six (6) months.

In consideration for his severance benefits, Mr. Shaffer has executed a general release in favor of the Company and has agreed to be subject to the following obligations, among others:

•
during the 6 months following termination of his employment with the Company, he will not work for certain of the Company’s competitors or in any position in which it would be reasonably expected that he would use or disclose confidential information related to the Company,

•	during the 12 months following termination of his employment with the Company, he will not solicit any person to leave the Company’s employ, and
•	he will not disclose confidential information of the Company.

Mr. Bellardo. The initial term of the 2006 Bellardo Agreement, effective August 1, 2006, was to expire on July 31, 2007. Under the 2006 Bellardo Agreement, the Company could have terminated Mr. Bellardo’s employment prior to July 31, 2007 in limited circumstances specified in that agreement. After July 31, 2007, the 2006 Bellardo Agreement would have extended on an annual basis for an additional year unless either party provided notice of non-renewal as specified in the 2006 Bellardo Agreement. Unless the Company had terminated Mr. Bellardo's employment for “Cause” (which did not include death or “disability”) or Mr. Bellardo had terminated his employment without “Good Reason” (as each term is defined in the 2006 Bellardo Agreement), upon a termination of employment, Mr. Bellardo would have been entitled to severance equal to his base salary for the remainder of the term of the 2006 Bellardo Agreement, or one year, whichever was greater, plus continued health benefits for the same period of time. A change in control of the Company would not have impacted the amount of severance to which Mr. Bellardo would have been entitled.

If the Company had terminated Mr. Bellardo’s employment under the 2006 Bellardo Agreement without Cause as of December 31, 2006, Mr. Bellardo would have been entitled to severance of $248,063, (his annual base salary), and continuation of health benefits for one year (for a cost to the Company of approximately $6,000).

Under the 2006 Bellardo Agreement, “Good Reason” included a material change in Mr. Bellardo’s reporting responsibilities or a change in his status as an Executive Officer. Beginning April 1, 2007, Mr. Bellardo has no longer been reporting to the Chief Executive Officer and has been reporting to Scott Bloom, Executive Vice President, Corporate Development and Chief Administrative Officer. Effective May 15, 2007, Mr. Bellardo has no longer been serving as an executive officer.

On May 15, 2007, the Company and Mr. Bellardo entered into the 2007 Bellardo Agreement, which supersedes the 2006 Bellardo Agreement. Under the 2007 Bellardo Agreement, commencing on the Effective Date (the last day of Mr. Bellardo’s employment), unless his employment is terminated for Cause (which does not include death or “disability”), Mr. Bellardo will receive an amount equal to his then current base salary, less applicable withholdings, for a period of twelve months (15 months if the Effective Date is after September 30, 2007). In addition, Mr. Bellardo will be entitled to receive a pro rata annual bonus under the Company’s annual bonus plan at target through the end of his employment with respect to the calendar year in which the Effective Date occurs. The 2007 Bellardo Agreement contains a general release of claims against the Company.

In consideration for his employment and severance benefits, Mr. Bellardo has agreed the following obligations, among others:

•	he will not work for certain competitors during the 6 month period following termination of his employment with the Company,
•	he will not solicit anyone to leave the Company’s employ during the 12 month period following termination of his employment with the Company,
•	he will not disclose confidential information of the Company, and
•	he will not disparage the Company.

For a description of the severance agreements entered into with Messrs. Gasser, Hahn and Kragh, see the section above entitled “Compensation Discussion and Analysis - Severance Agreements.”

The tables below describe and quantify compensation that would become payable to certain executive officers in connection with an involuntary termination of their employment or a change in control of the Company on December 31, 2006.

Involuntary Termination
Name	Bonus	Severance	Health Benefits and Life Insurance	Total
P. Howard Edelstein	$159,923	$1,237,500	$18,000	$1,415,423
Steven Vigliotti		$400,000	$27,000	$427,000
Brian Bellardo		$248,063	$6,000	$254,063
Jay Shaffer		$87,182	$3,000	$90,182

Change in Control
Name	Bonus	Severance	Health Benefits and Life Insurance
P. Howard Edelstein	--	--	--
Steven Vigliotti	--	$1,500,000	$27,000
Brian Bellardo	--	--	--
Jay Shaffer	--	--	--

Other Agreements

In 2007, Messrs. Carley, Merrill and Bloom joined the Company as executive officers, and Mr. Henderson was appointed an executive officer. The Company has entered into the following agreements with these current executive officers:

Employment Agreement with Mr. Carley: In January 2007, the Company entered into an Employment Agreement, effective January 1, 2007, with W. Brennan Carley (the “Carley Agreement”), pursuant to which Mr. Carley is employed as Executive Vice President, Head of Business Operations and Chief Strategy Officer of the Company. Pursuant to the Carley Agreement, Mr. Carley’s annual base salary for 2007 is $300,000 and the Company paid Mr. Carley a signing bonus of $100,000, which is subject to repayment if Mr. Carley is no longer employed by the Company on January 1, 2008 (unless he is terminated by the Company without “Cause” or leaves for “Good Reason”, as each term is defined in the Carley Agreement). Mr. Carley has a target bonus for 2007 of $225,000 and for subsequent years of not less than 75% of his annual base salary. In each year, Mr. Carley’s target bonus will be based on goals and objectives adopted by the Company, consistent with the manner of adoption of goals and objectives for other senior management employees. Mr. Carley’s actual bonus in each year will be calculated on the basis of achievement of the specified goals and objectives. In addition, if the Company does not grant Mr. Carley an award of stock options during 2007, Mr. Carley will be entitled to a minimum bonus of $275,000.

The Carley Agreement provides that if the Company terminates Mr. Carley’s employment without Cause or he terminates his employment for Good Reason (as defined in the Carley Agreement), he will be entitled to receive a severance equal to his base salary for one year, plus, if the first tranche of any equity award made to him has not yet vested, an amount equal to his target bonus, pro-rated for the length of the Severance Period (as defined in the Carley Agreement).

In November 2007, the Company entered into an agreement with Mr. Carley, which provides that Mr. Carley will leave the Company on December 31, 2007, and that, upon such termination, Mr. Carley will receive a minimum bonus in 2007 of $275,000 and severance payments as provided in the Carley Agreement.

Employment Agreement with Mr. Merrill: In January 2007, the Company executed an Offer Letter with David A. Merrill (the “Merrill Offer Letter”) pursuant to which Mr. Merrill became Chief of Client Operations, effective January 22, 2007. Pursuant to the Merrill Offer Letter, Mr. Merrill’s base salary for 2007 is $300,000 per annum. Mr. Merrill has a target bonus for 2007 of $225,000, with the actual bonus varying based upon performance against targets to be determined by the Company. If the Company does not award Mr. Merrill equity during 2007, Mr. Merrill’s bonus will be targeted at not less than $275,000. For calendar year 2007, the Company will pay Mr. Merrill an additional bonus based upon incremental revenue growth over calendar year 2006 as follows: one percent (1%) of the first $10 million; two percent (2%) of the next $5 million; two and one half percent (2.5%) of the next $5 million; and one percent (1%) of any amount in excess of $20 million. If the Company adopts an Equity Incentive Plan, Mr. Merrill will be entitled to equity awards that would reflect Mr. Merrill’s senior role with the Company. In addition, if the Company adopts an Equity Incentive Plan that provides for the award of restricted stock, Mr. Merrill will be entitled to a one-time restricted stock grant with a value of $300,000 on the date of grant, which will vest 12 months following the date of grant. Mr. Merrill will forfeit the grant if he is not employed by the Company on the date the award vests (unless the Company terminates his employment without “Cause”, as defined in the Merrill Offer Letter). The Merrill Offer Letter provides that if the Company does not make an award of restricted stock with a market value of $300,000 within three (3) months of the start date of his employment with the Company, Mr. Merrill will be entitled to a cash payment of $300,000, which is subject to repayment if Mr. Merrill is not employed by the Company twelve months after this payment (unless the Company terminates his employment without Cause, as defined in the Merrill Offer Letter). On March 29, 2007, the Company awarded Mr. Merrill 48,169 restricted shares of Common Stock, with a market value of approximately $300,000 on that date, which award will vest on March 29, 2008.

The Merrill Offer Letter provides that if the Company terminates his employment without Cause, he will be entitled to receive a severance equal to his base salary for one year.

Employment Agreement with Mr. Bloom: In March 2007, the Company executed an Offer Letter with Scott A. Bloom (the “Bloom Offer Letter”). Pursuant to the Bloom Offer Letter, Mr. Bloom joined the Company in April 2007, with a base salary for 2007 payable at an annual rate of $300,000. Mr. Bloom has an annual target bonus of 60% of his base salary, subject to proration for 2007. Mr. Bloom’s bonus will be based upon performance against targets to be determined by the Company. In addition, if the Company does not grant Mr. Bloom an equity award during 2007, Mr. Bloom’s bonus for 2007 will be targeted at $230,000 (rather than 60% of his base salary), subject to proration, based upon performance against the targets established. In addition, the Company has agreed to reimburse Mr. Bloom for reasonable out-of-pocket relocation costs of $100,000, if incurred prior to the first anniversary of the commencement of his employment; provided that his new residence is closer to the Company’s offices in New York, NY than his current residence. This reimbursement is subject to repayment in the event that Mr. Bloom voluntarily terminates his employment without “Good Reason” or is terminated for “Cause” (as each term is defined in the Bloom Offer Letter) prior to the first anniversary of the commencement of his employment.

The Bloom Offer Letter provides that if the Company terminates his employment without Cause or he terminates his employment with Good Reason, he will continue to receive his base salary for twelve (12) months. If Mr. Bloom’s employment is terminated by him for Good Reason, or by the Company without Cause, within one year following a Change of Control (as defined in the Bloom Offer Letter), Mr. Bloom will also be entitled to:

•	a pro-rata annual bonus, plus,

•
if the termination occurs prior to the time at which the first tranche of any equity compensation granted to him vests, an amount equal to his target bonus, pro-rated over the twelve month severance period, and

•	reimbursement for his share of premiums for basic health and dental insurance benefits.

In October 2007, the Company entered into an amendment (“First Amendment”) of the Bloom Offer Letter with Mr. Bloom. Mr. Bloom’s employment terms remain the same as set forth in the Bloom Offer Letter through November 15, 2007 (the “Employment Period”), except as modified by the First Amendment, by which time the Company and Mr. Bloom could agree to enter into a new employment agreement with Mr. Bloom. If the Company and Mr. Bloom do not enter into a new employment agreement by November 15, 2007, Mr. Bloom may elect to continue his employment with the Company through January 2, 2008. Provided Mr. Bloom does not voluntarily terminate his employment prior to the end of the Employment Period, he will be entitled, upon termination of his employment, to: (i) a lump-sum severance payment of twelve months’ current base salary, $300,000, payable in January 2008; and (ii) a bonus based on his adjusted bonus target of $230,000 prorated for the period from April 4, 2007 through the earlier of the date he leaves the Company or December 31, 2007.

Employment Agreement with Mr. Henderson: In May, 2006, the Company entered into an employment agreement with Mr. Henderson (the “Henderson Agreement”). The initial term of the Henderson Agreement expires on December 31, 2007, renewing annually unless terminated pursuant to the terms set forth in the Henderson Agreement. Pursuant to the Henderson Agreement, Mr. Henderson’s annual base salary is $350,000 and his annual bonus is calculated on the basis of the Company’s AIP, with a target bonus of 50% of base salary.

Under the Henderson Agreement, unless the Company terminates his employment for “Cause” or he terminates his employment without “Good Reason" (each as defined in the Henderson Agreement), Mr. Henderson will be entitled to receive a severance equal to his base salary for the remainder of the term of the agreement, or one year, whichever is greater and twelve (12) months continued participation in health and life insurance benefits.

If the Company terminates Mr. Henderson’s employment other than for Cause or he terminates his employment for Good Reason within the twelve (12) month period following a Change in Control (as defined in the Henderson Agreement), he will be entitled to a severance (in lieu of continued base salary) as follows:

•
if he has been granted equity compensation awards that are at least 50% vested as of the termination of his employment, two (2) times the sum of his base salary plus either his annualized target bonus or, if greater, the actual bonus he received during the preceding year, on an annualized basis, or

•
if he has not been granted equity compensation awards that are at least 50% vested as of the termination of his employment, three (3) times the sum of his base salary plus either his annualized target bonus or, if greater, the actual bonus he received during the preceding year, on an annualized basis.

Mr. Henderson was designated as an executive officer of the Company on May 15, 2007.

DIRECTOR COMPENSATION

In April 2005, the Compensation Committee engaged Towers to assist the Company in evaluating compensation for the Company’s directors. In July 2005, Towers reported its findings regarding director compensation to the Compensation Committee and the Board, and recommended certain changes to director compensation, including Board and Committee meeting fees and certain Committee Chair retainers. The Board, on the recommendation and approval of the Compensation Committee, adopted these changes.

Directors who are Company employees do not receive any additional compensation for their services as such. Directors who are not Company employees receive retainers and meeting fees for their services as such as shown in the chart below:

Schedule of Director Fees

Compensation Item	Amount
Annual retainers
Board member	$25,000
Board Chair	150,000	(1)(3)
Lead Director	25,000	(2)(3)
Audit Committee Chair	15,000
Compensation Committee Chair	10,000	(2)(3)
Corporate Governance and Nominating Committee Chair	5,000	(2)(3)
Per meeting fees
Board	1,000	(2)
Committee	750	(2)

(1)
In February 2007, the Board resolved that the non-executive Board Chair shall be compensated (i) at the rate of $150,000 per annum, effective March 1, 2007, and (ii) in the amount of $75,000 for service during the period September 4, 2006 through February 28, 2007. Previously, the Board Chair was an employee of the Company and accordingly was not separately compensated for services as Board Chair.

(2)	Effective July 28, 2005.

(3)	This retainer is paid in addition to the retainer for service as a Board member.

Directors who are not Company employees are also expected to receive annual stock-based awards. In 2005 and 2006, however, cash awards were made in lieu of such annual stock-based awards since the stockholder-approved equity plan in effect did not provide for the issuance of restricted stock awards, which the Board was considering at that time. In July 2005, Messrs. Wajnert, Lynch, Deehan and Jennings each received, in lieu of an annual stock-based award, a cash award of $55,000 with a one-year vesting requirement, which was paid in 2006. In November 2006, Messrs. Deehan, Gorman, Jennings, Lynch, Roberts and Wajnert each received, in lieu of an annual stock-based award, a cash award of $55,000, which was paid in 2006.

In October 2007, the Board granted Mr. Gorman 350,000 options which are contingent on Stockholder approval of the 2007 Plan. 94,792 of these options vest immediately (pending Stockholder approval) and the remainder vest ratably on the fourth day of each month for thirty-five months, provided that Mr. Gorman is still serving as Chairman. All options vest immediately upon a Change of Control (as defined in the 2007 Plan). At the same time, the Company and Mr. Gorman agreed to an expansion of Mr. Gorman’s duties as Chairman. In particular and among other things, Mr. Gorman will be providing advice on strategic transactions, strategic advice to the CEO on a broad array of issues to enhance and increase stockholders’ long-term value and, together with the CEO, represent the Company to external groups. On average, Mr. Gorman will dedicate one day per week to Company activities.

In October 2007, the Board amended the terms of existing stock option grants covering 124,000 shares of Common Stock for Mr. Deehan and 60,000 shares of Common Stock for Mr. Jennings to permit each of them to exercise such options within one year after termination of service as a director.

The Compensation Committee has engaged Frederic Cook & Co., Inc. to advise the Committee on the Company’s director compensation program generally. As a result, the Company may make changes to its current director compensation program.

Director compensation during the year ended December 31, 2006 is shown in the table below.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid In Cash (1) ($)	Cash Award in lieu of Stock Award (2) ($)		Option Awards (3) ($)		All Other Compensation ($)		Total ($)
Cary Davis	$1,000	-		-		-		$1,000
George Deehan	$60,750	$86,500	(2.a) (2.b)	-	(4)	-		$147,250
Lon Gorman	$124,000	$55,000	(2.b)	-		-		$179,000
Peter Hansen (5)	-	-		$14,337	(5)	$440,981	(6)	$455,318
William Janeway	$1,000	-		-		-		$1,000
William Jennings	$68,000	$86,500	(2.a) (2.b)	$31,192	(7)	-		$185,692
William Lynch	$59,000	$86,500	(2.a) (2.b)	-	(8)	-		$145,500
Richard Roberts	$38,000	$55,000	(2.b)	-		$74,059	(9)	$167,059
Thomas Wajnert	$90,750	$86,500	(2.a) (2.b)	$58,950	(10)			$236,200

(1)	Includes director fees earned in 2006 (and paid in 2007). Does not include director fees earned in 2005 and paid in 2006.

(2)	Includes cash awards (in lieu of stock awards) earned in 2006. Does not include amounts related to such cash awards earned in 2005 and paid in 2006.
a)	Includes $31,500 (of a $55,000 cash award) granted in 2005 to Messrs. Wajnert, Deehan, Lynch and Jennings that vested during a 12-month period ending in 2006.
b)	In November 2006, Messrs. Deehan, Gorman, Jennings, Lynch, Roberts and Wajnert each received, in lieu of an equity grant, a cash award of $55,000, which was paid in 2006.

(3)
Represents the stock-based compensation expense amounts recognized for financial statement reporting purposes under SFAS 123(R), rather than an amount paid to or realized by the named directors. There can be no assurance that the SFAS 123(R) amounts will ever be realized.

(4)	Mr. Deehan held options to purchase 124,000 shares of Common Stock as of December 31, 2006.

(5)
Mr. Hansen stepped down as President and Chief Executive Officer in November 2005 and ceased to be an executive officer at that time. His employment with the Company ended on December 31, 2006. He resigned as a director on April 10, 2007. Mr. Hansen held options to purchase 222,500 shares of Common Stock as of December 31, 2006 of which 3,333 shares vested in 2006.

(6)
Represents amounts paid under the terms of Mr. Hansen’s employment agreement through December 31, 2006 including compensation paid in 2006 of $420,000, 401(k) matching contribution of $6,600, life insurance premiums paid by the Company of $816 and health insurance premiums paid by the Company of $13,565.

(7)	Mr. Jennings held options to purchase 60,000 shares of Common Stock as of December 31, 2006 of which 40,000 vested in prior years and 20,000 vested in 2006.

(8)	Mr. Lynch held options to purchase 124,000 shares of Common Stock as of December 31, 2006.

(9)	Represents amounts paid during 2006 for legal services provided by Mr. Roberts through Roberts & Associates and Richard Y. Roberts, Attorney at Law.

(10)	Mr. Wajnert held options to purchase 70,000 shares of Common Stock as of December 31, 2006 of which 40,000 shares vested in 2005, 15,000 shares vested in 2006, and 15,000 shares vested in 2007.

Repricing of Options/SARs of Directors

On June 27, 2006, the Board, with the approval of and on the recommendation of the Compensation Committee, approved the following changes to stock option grants previously made to certain members of the Board, none of which had been exercised:

•
Mr. Deehan - raised the exercise price of an option grant effective October 23, 2001, of 25,000 shares to $17.80 from $12.02 and of an option grant effective August 16, 2002, of 24,000 shares to $5.25 per share from $3.92.

•
Mr. Hansen - raised the exercise price of an option grant effective October 23, 2001, of 112,500 shares to $17.80 per share from $12.02 and of an option grant effective August 16, 2002, of 100,000 shares to $5.25 per share from $3.92.

•	Mr. Jennings - raised the exercise price of an option grant effective April 29, 2003, of 60,000 shares to $6.76 per share from $4.74.

•
Mr. Lynch - raised the exercise price of an option grant effective October 23, 2001, of 25,000 shares to $17.80 per share from $12.02 and of an option grant effective August 16, 2002, of 24,000 shares to $5.25 per share from $3.92.

Certain Relationships and Related Person Transactions

Generally speaking, we review relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As set forth in the Company’s Code of Business Conduct and Ethics, directors and executive officers must disclose to the General Counsel any situations which may involve such a material transaction or relationship and the General Counsel will notify the Corporate Governance and Nominating Committee of any transactions or relationships disclosed to him or of which he becomes aware. Conflicts of interest involving the General Counsel are to be disclosed directly to the Corporate Governance and Nominating Committee. In accordance with its charter, and after review of actual or potential conflicts of interest of directors and executive officers, the Corporate Governance and Nominating Committee recommends to the Board whether the Board should consider waivers or other action related to such conflicts and recommends to the Board such action as the Committee believes appropriate. The Company will determine, based on the particular facts and circumstances, whether the Company or the related person has a direct or indirect material interest in the proposed transaction or relationship. Transactions that are determined to involve such a direct or indirect material interest on the part of the Company or the related person will be disclosed in accordance with SEC rules.

During 2006, Richard A. Castillo, a former Chief Financial Officer, was indebted to the Company under two promissory notes in the original principal amounts of $76,000 and $318,000, respectively. These notes, which were originally issued to the Company in July 2004 to replace earlier notes from Mr. Castillo, bore interest at the rate of 4.0% per annum, and were collateralized by assets in a brokerage account owned by Mr. Castillo, which consisted primarily of shares of Common Stock. The largest aggregate principal amount outstanding under these notes during 2006 was $371,000. The principal amounts of this note plus interest were paid in full at their maturity in July 2006. The July 2004 transaction with Mr. Castillo was reviewed by the Compensation Committee, whose members were the same as the members of the Corporate Governance and Nominating Committee at the time, except that Mr. Hansen was not a member of the former committee, and by the Board in connection with their consideration of matters related to Mr. Castillo’s stock options.

Richard Y. Roberts has served as a director since October 2005. During January and February of 2006, Mr. Roberts was a partner with Thelen Reid & Priest LLP (“Thelen”). The Company paid Thelen an aggregate of approximately $227,000 for legal services and related expenses provided by Thelen to the Company during 2006. Following his departure from Thelen, Mr. Roberts practiced law as Richard Y. Roberts, Attorney at Law, and as a partner in a successor firm, Roberts & Associates (jointly, the “Roberts Law Firm”). During 2006, the Roberts Law Firm provided approximately $74,000 of legal services to the Company. The Board and the Corporate Governance and Nominating Committee reviewed the provision of legal services by Mr. Roberts and the law firms with which he was associated in connection with the determinations in 2006 regarding Mr. Roberts’ independence as a director.

From February 2006 until May 2006, the Company engaged RipTyde Partners, LLC (“RipTyde”), as consultants. Donald Henderson, who has served as Chief Technology Officer since May 15, 2006, was a member and 25% owner of RipTyde. The Company paid approximately $120,000 in consulting fees to RipTyde for their services during 2006. The transactions with RipTyde Partners were not subject to the review procedures of the Corporate Governance and Nominating Committee for related person transactions because those transactions occurred before the Company employed Mr. Henderson.

One of Donald Henderson’s brothers is an employee of the Company in its technology group and has been an employee of the Company since June 2000, before Mr. Henderson was employed by the Company in 2006 and appointed as an executive officer in 2007. Mr. Henderson’s brother earned approximately $193,000 in salary and bonus and received approximately $5,000 in Company 401(k) matching funds in 2006. The Board of Directors, whose members included all the members of the Corporate Governance and Nominating Committee, considered the relationship between Donald Henderson and his brother at the time it approved the hiring of Mr. Henderson as a direct report of the CEO in May 2006. The Company believes that the compensation for Mr. Henderson’s brother is comparable to what he would have received absent his relationship to Mr. Henderson.

Pursuant to an agreement dated September 4, 2006, on October 12, 2006, the Company sold 1.5 million shares of Series B Preferred to Warburg Pincus Private Equity IX, L.P, an investment vehicle affiliated with Warburg Pincus & Co., for an aggregate purchase price of $75,000,000. Each share of Series B Preferred is convertible into 10 shares of Common Stock at an initial conversion price of $5.00 per share. Dividends accrue on the Series B Preferred at the rate of 7% per annum payable in shares of Common Stock determined based on the conversion price then in effect (currently $5.00). As part of the transaction, the Company also issued to Warburg Pincus Private Equity IX, L.P. warrants to purchase 2.25 million shares of Common Stock at an exercise price of $7.75 per share. Cary J. Davis and William H. Janeway, who became directors upon the closing of this transaction on October 12, 2006, are partners of Warburg Pincus & Co. The sale of Series B Preferred to Warburg Pincus Private Equity IX, L.P. was approved by the Board prior to the election of Messrs. Davis and Janeway as directors and thus was not subject to the review procedures of the Corporate Governance and Nominating Committee for related person transactions.

On May 9, 2007, Warburg Pincus Private Equity IX, L.P., purchased an aggregate of 1,207,500 shares of Common Stock from Peter K. Hansen, former Chairman and CEO of the Company, for an aggregate purchase price approximating $6,116,000 in a privately negotiated transaction. The transaction is described in Amendment No. 1 to Schedule 13D filed by Warburg Pincus Private Equity IX, L.P, on May 10, 2007. This transaction between Warburg Pincus and Mr. Hansen was not subject to the review procedures of the Corporate Governance and Nominating Committee for related person transactions because the Company was not a party to the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors of the Company in fulfilling its oversight responsibility relating to, among other things, financial statements and financial disclosures; independent registered public accountants; internal audits and the internal audit function; and the Company's system of disclosure controls and the system of internal controls regarding financial reporting. Management of the Company is responsible for the consolidated financial statements and reporting process of the Company, including maintaining effective internal control over financial reporting and assessing the effectiveness of the Company’s internal control over financial reporting. Friedman LLP, the independent registered public accounting firm of the Company, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to oversee this audit and the financial reporting process of the Company.

In fulfilling its oversight responsibilities, the Audit Committee discussed with management and the Company’s independent registered public accounting firm the overall scope and plans for the Company’s audits. The Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss the Company’s audits, the Company’s consolidated financial statements and the Company’s internal control over financial reporting. The Audit Committee also reviewed and discussed with management and the Company’s independent registered public accounting firm the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Additionally, the Audit Committee reviewed with management its report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has also received from, and discussed with, Friedman LLP various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also discussed with the Company’s independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. Friedman LLP performed only audit and audited-related services for the Company during 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements be included in the Company’s 2006 10-K for filing with the SEC.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm of the Company. Accordingly, the Audit committee has approved the selection of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee has adopted a formal policy, consistent with its written charter that requires its approval in advance for any audit, audit-related, tax and other services to be performed by the Company’s independent registered public accounting firm. Pursuant to its formal policy, the Audit Committee approved in advance all audit and audit-related services performed by the Company’s independent registered public accounting firm in 2006. This policy provides that the Audit Committee may delegate to its Chair the authority to approve in advance any audit, audit-related, tax and other services to be performed by the Company’s independent registered public accounting firm, and, in such case, requires the Chair to report any decisions to the Audit Committee at its next scheduled meeting.

By the Audit Committee of the Board of Directors:

William C. Jennings
Michael J. Passarella
Richard Y. Roberts
Thomas C. Wajnert

Messrs. Passarella and Roberts became members of the Audit Committee on October 23, 2007.
Mr. Gorman was a member of the Audit Committee throughout 2006 and until October 23, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Principal Accountant Fees and Services

The Company’s current independent registered public accounting firm is Friedman LLP, who has served in this role since November 2005. Deloitte & Touche LLP was the Company’s former independent registered public accounting firm and audited the Company’s financial statements for the years ended December 31, 1999 through December 31, 2004.

The following table sets forth the aggregate fees billed by Friedman LLP and Deloitte & Touche LLP for audit services rendered in connection with the reports on fiscal 2006 and 2005 and for audit-related services, tax services and other services rendered during fiscal years 2006 and 2005 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services (in thousands):

	2006	2005
Audit Fees:
Deloitte & Touche LLP	$-	$20
Friedman LLP	$550	$1,962

Audit-Related Fees:
Deloitte & Touche LLP	$-	$18
Friedman LLP	$85	$61

Tax Fees:
Deloitte & Touche LLP	$-	$399
Friedman LLP	$-	$-

All Other Fees:
Deloitte & Touche LLP	$-	$143
Friedman LLP	$-	$-
Total Fees	$635	$2,603

Audit Fees: Consists of fees for professional services rendered for the audits of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as other services related to:

•
restating the Company’s consolidated financial statements and related financial statement disclosures related to its 1993 through 2004 consolidated financial statements included in its annual report on Form 10-K for 2005;

•
the audit of management’s assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the effectiveness of internal control over financial reporting, including approximately $200,000 and $240,000, related to fiscal years 2006 and 2005, respectively.

Audit-Related Fees: Consists of fees for assurance related services including accounting consultations in connection with acquisitions, divestitures and professional services concerning financial accounting and reporting standards, consents, and the audit of the Company’s employee benefit plan. Audit-related fees, relating to the Company’s employee benefit plan, aggregating $15,000 and $18,000, were approved by the Audit Committee, rather than being waived pursuant to Rule 2-01, paragraph (c)(7)(i)(C) of Regulation S-X, during the years ended December 31, 2006 and 2005, respectively.

Tax Fees: Consists of fees for tax compliance/preparation including income tax consulting, planning, and research and development tax studies for the Company’s U.S. and foreign subsidiaries

All Other Fees: Consists of fees for all other services other than those reported above. This fee category includes other specialized consulting services and fees incurred related to the independent registered public accounting firm assisting with and or responding to SEC investigations, the Audit Committee and the Company’s internal review.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2008 Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the next Annual Meeting, assuming that such meeting is held on December 11, 2008, Stockholder proposals must be received by the Company no later than July 12, 2008, and must otherwise comply with the requirements of Rule 14a-8; provided that if the 2008 Annual Meeting of Stockholders is not held within 30 days before or after the anniversary date of the 2007 Annual Meeting of Stockholders, the deadline for submitting proposals is a reasonable time before the Company begins to print and send its proxy materials. To be presented at the 2008 Annual Meeting of Stockholders without inclusion in the Company’s proxy statement for such meeting, the Company’s bylaws require that proposals of Stockholders must be in writing and be delivered to or mailed and received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the 2008 Annual Meeting of Stockholders. However, in the event that the 2008 Annual Meeting of Stockholders is not scheduled to be held within a period that commences 30 days before and ends 30 days after the anniversary date of the 2007 Annual Meeting of Stockholders, notice by the Stockholders to be timely must be received by the later of: (i) the close of business on the date 90 days prior to the date of the 2008 Annual Meeting of Stockholders; or (ii) the close of business on the tenth day following the date on which the date of the 2008 Annual Meeting of Stockholders is first publicly announced or disclosed.

FINANCIAL AND OTHER INFORMATION

The Company’s Annual Report for 2006, including financial statements, accompanies this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

OTHER MATTERS

The Board knows of no matters other than those described in this Proxy Statement that are likely to come before the Annual Meeting.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY PROXY. YOU MAY VOTE ELECTRONICALLY USING THE TOLL-FREE TELEPHONE NUMBER OR WEB SITE ADDRESS INCLUDED ON THE ACCOMPANYING PROXY CARD. YOU MAY ALSO VOTE BY MAIL. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED FROM WITHIN THE UNITED STATES IN THE ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOU PROVIDE YOUR PROXY PROMPTLY SO THAT THE COMPANY CAN AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

Scott A. Bloom
Secretary

ANNEX A

 NYFIX, INC.

2007 OMNIBUS EQUITY COMPENSATION PLAN

1.	Purpose

The purpose of this Plan is to provide designated (i) Employees of NYFIX and its Subsidiaries, (ii) Non-Employee Directors of NYFIX and its Subsidiaries and (iii) Consultants who perform services for NYFIX and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. NYFIX believes that Grants under this Plan will encourage the Participants to contribute materially to the growth of NYFIX and will align the economic interests of the Participants with those of the stockholders.

Prior to the adoption of this Plan, NYFIX separately maintained each of the Prior Plans. From and after approval of this Plan by the stockholders of NYFIX, no additional grants will be made under the Prior Plans. Outstanding grants under the Prior Plans will continue to be governed according to their terms as in effect on the date of such stockholder approval.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a)  “Affiliates” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity.

(b)  “Board” means the Board of Directors of NYFIX.

(c)  “Change in Control” means, unless otherwise provided in a Grant Letter (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of NYFIX to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Warburg Pincus Private Equity IX, L.P. or its Affiliates; or (ii) any person or group, other than the Warburg Pincus Private Equity IX, L.P. or its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of NYFIX (or, if NYFIX is not the survivor, the survivor), including by way of merger, consolidation or otherwise (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission).

(d)  “Code” means the Internal Revenue Code of 1986, as amended.

(e)  “Committee” means the Compensation Committee of the Board or its delegate or successor, or such other committee as may be appointed by the Board to administer this Plan, or its delegate or successor, subject to the last sentence of Section 3(a).

(f)  “Company” means NYFIX and its Subsidiaries.

(g)  “Consultant” means an advisor or consultant who performs services (other than as an employee) for the Company.

(h)  “Date of Grant” means the date on which a Grant shall have been authorized by the Committee (or any senior executives designated by the Committee pursuant to Section 3(a), as applicable) or, if later, the date on which the Participant to whom the Grant is made begins providing services to the Company. The Date of Grant may be a date earlier than the Effective Date.

(i)  “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Units or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value on a dividend settlement date (as determined by the Committee) of any dividend payable in a form other than cash, paid by NYFIX on the Stock.

(j)  “Employee” means an employee of the Company (including an officer or director who is also an employee).

(k)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)  “Fair Market Value” of Stock, as of any date, means:

(i)   if the Stock is publicly traded, the closing sale price on such date or, if there are no trades on such date, the mean between the closing bid and asked prices on that date, as reported by the principal exchange or market on which the Stock is traded (or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or another customary financial reporting service, as determined by the Committee); or

(ii)   if the Stock is not publicly traded or, if publicly traded, the sales prices or bid and asked quotations are not publicly reported, the fair market value as determined by the Committee in accordance with Section 409A of the Code and the related Treasury Regulations.

(m)  “Grant” means an Option, SAR, Stock Unit, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under this Plan or the granting thereof, as the context may require.

(n)  “Grant Letter” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(o)  “Incentive Stock Option” means a stock option that is intended to meet the requirements of Section 422 of the Code, as described in Section 7.

(p)  “Non-Employee Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not an employee of the Company.

(q)  “Nonqualified Stock Option” means a stock option that does not meet the requirements of Section 422 of the Code, as described in Section 7.

(r)  “NYFIX” means NYFIX, Inc., a Delaware corporation, and any successor thereto.

(s)  “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(t)  “Option Price” means the consideration in U.S. dollars payable for a share of Stock purchasable under an Option.

(u)  “Other Stock-Based Award” means any Grant based on, measured by or that may be settled by the issuance or transfer of shares of Stock (other than Grants described in Sections 7, 8, 9, 10 and 11), as described in Section 12.

(v)  “Parent” means a “parent corporation” (as defined in Section 424(e) of the Code) of NYFIX.

(w)  “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to receive a Grant under this Plan.

(x)  “Person” means an individual or a corporation, partnership, limited liability company, trust or other entity of any kind.

(y)  “Plan” means this NYFIX, Inc. 2007 Omnibus Equity Compensation Plan, as in effect at the relevant time.

(z)  “Prior Plans” means the Trinitech Systems, Inc. Amended and Restated 1991 Incentive and Nonqualified Stock Option Plan, the NYFIX, Inc. 2001 Stock Option Plan and the Javelin Technologies, Inc. 1999 Stock Option/Stock Issuance Plan, in each case as in effect prior to the approval of this Plan by the stockholders of NYFIX.

(aa)  “Senior Executives” means the Chief Executive Officer of NYFIX, any officer of the Company who is required to file beneficial ownership reports under Section 16 of the Exchange Act and any other individual that reports directly to the Chief Executive Officer (other than clerical or administrative staff).

(bb)  “Stock” means the common stock, par value $0.001 per share, of NYFIX or such other securities of NYFIX as may be substituted therefore pursuant to Section 5(d) or 18.

(cc)  “SAR” means a stock appreciation right, as described in Section 8.

(dd)  “Stock Award” means Stock granted as described in Section 10.

(ee)  “Stock Unit” means a phantom unit, representing one share of Stock, as described in Section 9.

(ff)  “Subsidiary” means a “subsidiary corporation” (within the meaning of Section 424(f) of the Code) of NYFIX.

(gg)  “Successor Participant” means the estate, personal representative or other Person entitled to succeed to the rights of a Participant in accordance with Section 16.

3.	Administration

(a)  Committee. This Plan shall be administered by the Committee. The Committee may delegate day to day administrative functions to employees of the Company or third party service providers. Except to the extent prohibited by applicable law or applicable rules of a securities exchange or market on which the Stock is listed, the Committee may delegate to one or more senior executives of the Company (i) to the extent permitted by applicable law, the authority to make Grants to Employees (other than executive officers), and (ii) other administrative responsibilities. Any such delegation may be revoked (and subsequently reinstated) by the Committee at any time. The Board may serve as the Committee in respect of Grants to any Non-Employee Directors.

(b)  Committee Authority. The Committee shall (i) determine the Employees, Consultants and Non-Employee Directors to whom Grants shall be made under this Plan, (ii) determine the type, size, terms and conditions, and expiration of the Grants to be made to each Participant and (iii) determine the time when the Grants will be made and the duration of (and criteria, if any applicable to) the applicable vesting, performance, exercise, restriction or other period, if any. Without limiting the power or authority of the Committee hereunder, the Committee may, at any time, (i) accelerate the vesting or exercisability of any Grant, (ii) extend the expiration or period for exercise of any Grant (but not beyond the 10th anniversary of the date of the Grant), (iii) reduce or eliminate any restriction or performance period or criteria for any Grant, subject to the provisions of Section 13, (iv) otherwise amend the terms of any previously issued Grant in any manner, subject to the provisions of Section 20, and (v) adopt guidelines separate from this Plan that set forth the process for making Grants.

(c)  Committee Determinations. Subject to the terms of this Plan and applicable law, the Committee shall have full power and discretionary authority to administer and interpret this Plan, to make factual determinations in respect of this Plan and any and all Grants and to adopt or amend rules, regulations, agreements and instruments for implementing this Plan. Subject to the terms of this Plan and applicable law, all interpretations and determinations made by the Committee shall be conclusive and binding on all Persons having any interest in this Plan or any Grant. The Committee shall have the right to exercise its power and authority in its sole discretion and need not do so uniformly as to similarly situated individuals.

(d)  Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any Employee, the Company's independent registered public accountants or any executive compensation consultant, legal counsel or other professional retained by it or the Company. No member of the Committee, and no any Employee acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan, and all members of the Committee and any Employee acting on behalf of the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.	Grants

Grants may consist of Options, SARs, Stock Units, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. Grants may be made to Employees, Non-Employee Directors and Consultants; provided, that Grants of Incentive Stock Options may only be made to Employees or employees of the Parent. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems necessary, appropriate or expedient. All Grants shall be evidenced by Grant Letters. Grants under a particular Section of this Plan need not be uniform as among the Participants. Each Grant shall be made conditional upon the relevant Participant’s written acknowledgement that all decisions and determinations of the Committee shall be final and binding on such Participant, his or her beneficiaries, and any other Person having or claiming an interest under such Grant. Notwithstanding any provision of this Plan to the contrary, the Committee may make Grants, or vesting or exercisability of Grants, that are contingent on, and subject to, stockholder approval of this Plan or an amendment to this Plan.

5.	Shares of Stock Subject to this Plan

(a)  Shares Authorized. Subject to Sections 5(b) and 5(d), the aggregate number of shares of Stock that may be issued or transferred under this Plan equals the sum of (i) 9,450,000 shares of Stock, (ii) the number of shares of Stock subject to grants outstanding, as of the time at which this Plan is adopted by the Board, under the Prior Plans that are forfeited, cancelled, expired, exchanged or surrendered after such time without issuance or transfer of such shares of Stock and (iii) the number of shares of Stock authorized for issuance or transfer under the Prior Plans that are not subject to grants outstanding or previously exercised as of the time at which this Plan is adopted by the Board; provided, however, that (x) the number of shares of Stock described in clause (iii) above shall be reduced (but not below zero) by the number of shares of Stock that become subject to grants under the Prior Plan after the time at which this Plan is adopted by the Board, (y) the number of shares of Stock described in clause (ii) above shall be increased by the number of shares of Stock described in clause (x) above that are subsequently forfeited, cancelled, expired, exchanged or surrendered without issuance or transfer of such shares of Stock and (z) no more than 5,000,000 shares of Stock shall be issued or transferred upon exercise or settlement of Incentive Stock Options. Shares issued or transferred hereunder may be authorized, but unissued, shares of Stock or reacquired shares of Stock, including shares of Stock purchased by NYFIX on the open market for purposes of this Plan.

(b)  Share Counting. For each Grant made under this Plan that may be settled in shares of Stock, shares of Stock equal to the maximum number of shares of Stock that may be issuable and transferable thereunder shall not be available for other Grants under this Plan; provided, however, that, if and to the extent that such Grant terminates, expires or is canceled, forfeited, exchanged or surrendered without settlement by the issuance or transfer of shares of Stock, such shares shall again become available for other Grants under this Plan. To the extent that a Grant is settled in cash, and not by the issuance or transfer of shares of Stock, any shares of Stock previously subject to such Grant shall again become available for other Grants under this Plan.

(c)  Individual Limits. All Grants under this Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which Grants, other than Dividend Equivalents, may be made under this Plan to any individual during any consecutive 12-month period shall be 5,000,000 shares, subject to adjustment as described below. The individual limits described in this Section 5(c) shall apply without regard to whether the Grants are to be settled by the issuance or transfer of shares of Stock or in cash. All cash settlements (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash settlement relates, determined as of the trading day immediately prior to the date of settlement.

(d)  Adjustments. If (i) a stock dividend, stock split or reverse stock split, (ii) a merger, reorganization, restructuring, spin-off, split-off, recapitalization, extraordinary dividend or distribution, or consolidation, (iii) a reclassification, recapitalization, re-incorporation, combination or exchange of shares, or change in par value or (iv) another corporate transaction (which includes any other extraordinary or unusual event affecting the outstanding Stock, including a change in applicable laws or circumstances) occurs which results in or would result in any substantial dilution or enlargement of rights granted under this Plan or substantial increase or decrease in the value of outstanding shares of Stock, then the maximum number of shares of Stock available for issuance under this Plan, the maximum number of shares of Stock with respect to which Grants may be made to any individual during any consecutive 12-month period, the number of shares of Stock subject to outstanding Grants, the kind of shares to be issued or transferred under this Plan, the price per share or the applicable market value of such Grants and such other provisions hereof or thereof as may be appropriate shall be adjusted by the Committee as it shall deem equitable. Adjustments, if any, made by the Committee shall be final and binding on all Persons.

(e)  Initial Stockholder Approval. The Committee may make Grants under this Plan at any time after it is adopted by the Board; provided, however, that, notwithstanding anything contained in this Plan to the contrary, Grants, and vesting, acceleration of vesting and exercise of Grants, in each case made to or by Senior Executives (other than the grants to the Chief Executive Officer described in the following sentence) prior to approval of this Plan by the stockholders, must be made subject to and contingent on approval of this Plan by the stockholders in accordance with Section 19(c).

(f)  Failure to Obtain Initial Stockholder Approval. If the stockholders of NYFIX fail to approve this Plan at the stockholders meeting wherein this Plan is first presented for approval, then any Grants made under this Plan that (i) were made after the approval of this Plan by the Board, (ii) were made prior to such stockholders meeting and (iii) were not subject to stockholder approval, shall remain outstanding in accordance with the terms of the applicable Grant Letter and this Plan. If the stockholders of NYFIX fail to approve this Plan at such stockholders meeting, this Plan shall terminate, no Grants shall thereafter be made under this Plan and Prior Plans shall continue to be operative in accordance with their terms as in effect prior to the time at which this Plan is adopted by the Board.

6.	Eligibility for Participation

All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in this Plan. Consultants shall be eligible to participate in this Plan if they perform bona fide services for the Company, the services are not performed in connection with the offer or sale of securities in a capital raising transaction and they do not directly or indirectly promote or maintain a market for NYFIX’s securities.

7.	Options

(a)  General Requirements. The Committee may grant Options to an Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate.

(b)  Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Employee Directors.

(c)  Type of Option and Price.

(i)  The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options shall be granted only to Employees of NYFIX or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees, Consultants and Non-Employee Directors.

(ii)  The Option Price shall be determined by the Committee, but shall not be less than the Fair Market Value of the Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option shall not be granted to an Employee who, at the Date of Grant, owns Stock possessing more than 10% of the total combined voting power of all classes of capital stock of NYFIX or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value of the Stock on the Date of Grant.

(d)  Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns Stock possessing more than 10% of the total combined voting power of all classes of capital stock of NYFIX, or any Parent or Subsidiary, shall not have a term that exceeds five years from the Date of Grant.

(e)  Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f)  Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, an Option may only be exercised while the Participant is employed by, or providing service to, the Company.

(g)  Exercise of Options. Except as otherwise provided in the Grant Letter, a Participant shall exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to NYFIX or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by check, (ii) subject to prior approval of the Committee, by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Option Price, or (iii) by such other method as the Committee may approve. The Committee may require, in its discretion, that shares of Stock used to pay the Option Price and any withholding taxes pursuant to clause (ii) of the preceding sentence must have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to NYFIX with respect to the Option. The Committee may establish and change rules for the timing of payment of the Option Price and any withholding taxes.  No exercise of an Option shall be complete until the Company (x) has received such payment and (y) has settled the Option by issuing or transferring shares of Stock to the Participant.

(h)  Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value (determined as of the Date of Grant) of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under this Plan or any other stock option or similar plan of NYFIX or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.	SARs

(a)  General Requirements. The Committee may grant SARs to any Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Section 8(c).

(b)  Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of SARs to Employees, Consultants and Non-Employee Directors.

(c)  Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option); provided, however, that the term of an SAR granted separately from an Option shall not exceed ten years from the Date of Grant. Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option.

(d)  Base Amount. The Committee shall establish the base amount of each SAR at the time such SAR is granted, which amount shall not be less than the Fair Market Value of the shares of Stock subject to such SAR on the Date of Grant.

(e)  Exercisability of SARs. SARs shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Letter. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason.

(f)  Settlement With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be settled in cash, by the issuance or transfer of shares of Stock, or by a combination of the two, in such proportion as the Committee shall determine. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be issued or transferred upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(g)  Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, an SAR may only be exercised while the Participant is employed by, or providing service to, the Company. SARs shall be forfeited under such other circumstances, if any, as may be determined by the Committee.

(h)  Exercise of SARs. Except as otherwise provided in the Grant Letter, a Participant shall exercise an SAR that has become exercisable, in whole or in part, by delivering a notice of exercise to NYFIX or its designated agent.

9.	Stock Units

(a)  General Requirements. The Committee may grant Stock Units to any Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock.

(b)  Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Stock Units to Employees, Consultants and Non-Employee Directors.

(c)  Terms of Stock Units. The Committee may grant Stock Units that may be settled only if specified performance goals or other conditions are met or under other circumstances.

(d)  Settlement With Respect to Stock Units. The Committee may provide in the Grant Letter that Stock Units shall be settled, in whole or in part, in the event of the Participant’s death or disability or under other circumstances consistent with Section 409A of the Code and the related Treasury Regulations. Stock Units shall be settled within 75 days following the date or dates specified in the Grant Letter. Settlement with respect to Stock Units shall be made in cash, by the issuance or transfer of shares of Stock, or by a combination of the two, as determined by the Committee.

(e)  Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, a Stock Unit may only be retained and settled while the Participant is employed by, or providing service to, the Company. Stock Units shall be forfeited under such other circumstances, if any, as may be determined by the Committee.

10.	Stock Awards

(a)  General Requirements. The Committee may issue or transfer shares of Stock to an Employee, Consultant or Non-Employee Director under a Stock Award upon such terms and conditions as the Committee deems appropriate. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b)  Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Grant of a Stock Award to Employees, Consultants and Non-Employee Directors.

(c)  Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of Stock subject to such Stock Award except upon death as described in Section 16. Each certificate, or electronic book entry equivalent, for a share of Stock subject to a Stock Award shall contain a legend giving appropriate notice of the restrictions applicable thereto. The Participant shall be entitled to have the legend removed when all restrictions have lapsed. NYFIX or its designated agent may retain possession of any stock certificates for Stock Awards until all restrictions have lapsed.

(d)  Settlement With Respect to Stock Awards. Settlement with respect to Stock Awards shall be made by the issuance or transfer of shares of Stock following the lapse of any restrictions on shares of Stock subject to the Stock Award.

(e)  Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, restrictions on a Stock Award may only lapse while the Participant is employed by, or providing service to, the Company. Stock Awards shall be forfeited under such other circumstances, if any, as may be determined by the Committee.

(f)  Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock subject to Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

11.	Dividend Equivalents

(a)  General Requirements. When the Committee makes a Grant under this Plan, the Committee may grant Dividend Equivalents in connection with such Grants upon such terms and conditions as the Committee deems appropriate. Dividend Equivalents shall be paid within 90 days following the later of the date (i) dividends are paid to stockholders of NYFIX or (ii) the Participant vests in such Grant. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any Dividend Equivalents.

(b)  Settlement with Respect to Dividend Equivalents. The Committee may provide in the Grant Letter that Dividend Equivalents shall be settled, in whole or in part, in the event of the Participant’s death or disability or under other circumstances consistent with Section 409A of the Code and the related Treasury Regulations. Dividend Equivalents may be settled in cash, by the issuance or transfer of shares of Stock, or by a combination of the two, as determined by the Committee.

(c)   Termination of Employment or Service. Except as otherwise determined by the Committee and specified in the Grant Letter, a Dividend Equivalent may only be settled while the Participant is employed by, or providing service to, the Company. Dividend Equivalents shall be forfeited under such other circumstances, if any, as may be determined by the Committee.

12.	Other Stock-Based Awards

The Committee may grant other awards that are based on, measured by or may be settled by the issuance or transfer of shares of Stock to Employees, Consultants or Non-Employee Directors upon such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be settled in cash, by the issuance or transfer of shares of Stock or by a combination of the two, as determined by the Committee. The Committee may provide in the Grant Letter that Other Stock-Based Awards shall be settled, in whole or in part, in the event of the Participant’s death or disability or under other circumstances consistent with Section 409A of the Code and the related Treasury Regulations.

13.	Qualified Performance-Based Compensation

(a)  Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee are intended to be considered “qualified performance-based compensation” under Section 162(m) of the Code. The provisions of this Section 13 shall apply to any such Grants. To the extent that Grants of Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are intended to be “qualified performance-based compensation” under Section 162(m) of the Code, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other Grants.

(b)  Performance Goals. When Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are intended to be considered “qualified performance-based compensation” are granted, the Committee shall establish (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met and (iv) any other conditions that the Committee deems appropriate and consistent with this Plan and the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The Committee is authorized, at any time during the first 90 days of the period of service to which the performance goal relates (or, if shorter, the first 25% of the period of service, as allowed under Section 162(m) of the Code), in its discretion, to adjust or modify the calculation of a performance goal; provided, that the performance goals are established in a written form within the time permitted by Section 162(m) of the Code to be considered “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. Except as provided in this Section 13(b), the Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c)  Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals, which may include one or more of the following criteria: Stock price; earnings per share; net earnings or profits; operating earnings; EBITDA; EBIT; gross margin; operating margin; return on capital; return on investment; total shareholder return; return on assets; stockholder return; return on equity; change in assets; unit volume; sales; market share; or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, cost targets, cash or debt targets or goals relating to restructurings, acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of NYFIX, a Subsidiary or NYFIX and its Subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d)  Timing of Establishment of Goals. The Committee shall establish the performance goals either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed or such other date as may be required or permitted under applicable Treasury Regulations under Section 162(m) of the Code.

(e)  Adjustment to Goals. The Committee is authorized at any time during the period specified in Section 13(d) or at any time thereafter, in its sole discretion, to adjust or modify the calculation of a performance goal for the applicable performance period, based on and in order to appropriately reflect any one or more of the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.

(f)  Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after NYFIX announces NYFIX’s financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the designated performance goals and the terms of each Grant Letter.

(g)  Death, Disability or Other Circumstances. The Committee may provide in the Grant Letter that Grants shall be settled, in whole or in part, in the event of the Participant’s death or disability, a Change in Control or under other circumstances consistent with Sections 162(m) and 409A of the Code and the related Treasury Regulations.

14.	Deferrals

The Committee may establish rules and regulations to permit or require a Participant to defer receipt of the settlement in cash or by the issuance or transfer of shares of Stock that would otherwise be due to the Participant in connection with any Grant. If the Committee decides to permit or require such deferrals, the Committee shall establish written rules and procedures governing such deferrals, which shall be consistent with the requirements of Section 409A of the Code and the related Treasury Regulations.

15.	Withholding of Taxes

(a)  Required Withholding. All Grants under this Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may, and is hereby authorized to, at its election, (i) require that the Participant or other Person receiving or exercising Grants, or receiving shares of Stock or cash or other property in settlement of Grants, pay to the Company, (ii) deduct from other compensation to be paid by the Company or (iii) withhold from any shares of Stock or cash or other property deliverable under this Plan in settlement of a Grant, in each case, the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants.

(b)  Election to Withhold Shares. Subject to the approval of the Committee, a Participant may elect to satisfy any tax withholding obligation with respect to Grants to be settled in shares of Stock by (i) having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities or (ii) delivering to the Company shares of Stock owned by the Participant; provided that the Committee may require, in its discretion, that such shares of Stock have been held by the Participant for a period of time to avoid adverse accounting consequences to the Company. The elections described in this Section 15(b) must be made in a form and manner prescribed by the Committee.

16.	Transferability of Grants

(a)  In General. Except as provided in this Section 16, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of this Plan and the relevant Grant Letter. A Successor Participant must furnish proof satisfactory to NYFIX of his or her right to the Grant under the Participant’s will or the applicable laws of descent and distribution.

(b)  Transfer of Nonqualified Stock Options. Notwithstanding anything contained in Section 16(a) to the contrary, the Committee may permit a Participant to transfer Grants to family members, family trusts or partnerships, or similar persons or entities, consistent with applicable securities laws, on such terms and conditions as the Committee may determine; provided, that the Participant receives no consideration for the transfer and the transferred Grant continues to be subject to the same terms and conditions as were applicable to it immediately before the transfer.

17.	Consequences of a Change in Control

(a)  Notice and Acceleration. Upon a Change in Control, unless the Committee determines otherwise, all outstanding Grants held by any such Participant shall continue to vest and become exercisable in accordance with the original terms of the Grants and all restrictions and conditions on all outstanding Grants held by any such Participant shall continue to lapse in accordance with the original terms of the Grants, in each case unaffected by the Change in Control.

(b)  Assumption of Grants. Upon a Change in Control where NYFIX is not the survivor (or survives only as a subsidiary of another Person), all outstanding Grants that are not settled or cancelled under Section 17(c) shall be assumed by, or replaced with comparable grants by, the survivor (or such other Person).

(c)  Other Alternatives. Notwithstanding anything contained in Section 17(b) to the contrary, upon a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) require that outstanding Grants that are “in-the-money” be settled in cash in an amount equal to the amount by which they are “in-the-money”, as determined by the Committee; (ii) require that Participants surrender their outstanding Grants that are “in-the-money” in exchange for a settlement immediately following the Change in Control, as determined by the Committee; and (iii) cancel any or all Grants that are not “in the money” without consideration. Such surrender, settlement and cancellation shall take place as of the date of the Change in Control or such other date as the Committee may specify. For purposes of this Section 17(c), “in the money” means that a Grant has a positive value.

18.	Requirements for Issuance of Shares

(a)  Securities Laws. Notwithstanding anything contained in this Plan to the contrary, no shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all requirements imposed by securities and other laws, rules and regulations and by any securities exchange or market on which the Stock is listed then applicable to the issuance or transfer of such shares shall have been complied with to the satisfaction of NYFIX. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may bear legends to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under this Plan may be subject to such stop-transfer orders and other restrictions, and bear such other legends as the Company may deem necessary or appropriate.

(b)  Registration. NYFIX shall use commercially reasonable efforts, as determined in the sole discretion of NYFIX, to file, at its expense, a registration statement or statements on Form S-8 or Form S-3 (or any applicable successor Form), as appropriate, to register the sale, issuance, transfer or resale of the shares of Stock subject to this Plan under the Securities Act of 1933 (the “Securities Act”), at such time or times and subject to such restrictions and limitations as NYFIX, in its sole discretion, may deem necessary or appropriate. Without limiting any such restrictions or limitations, any issuance, transfer or resale of shares of Stock pursuant to such registration statement or statements shall be subject to (i) the continued effectiveness or use, at NYFIX’s discretion, of such registration statement or statements and (ii) any blackout, insider trading, short-swing profits, holdback or other trading restrictions which NYFIX may impose or to which the Participant may be subject, by law, under Company policies or otherwise. For so long as the shares of Stock are not registered for sale, issuance or transfer or are otherwise not permitted to be sold, issued or transferred under the Securities Act or other applicable laws, NYFIX shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to a Grant unless such shares may be offered or sold without such registration pursuant to an available exemption therefrom, the terms and conditions of such exemption shall have been fully complied with and NYFIX elects to rely thereon (which it shall be under no obligation to do). If the shares of Stock offered for sale or sold under this Plan are offered or sold pursuant to (x) an exemption from registration under the Securities Act or (y) any applicable law other than those of the United States, NYFIX may restrict the transfer of such shares of Stock and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of such exemption.

(c)  No Company Liability. The Company shall have no liability to a Participant if the Fair Market Value decreases between the date on which the Participant first attempts to exercise his or her Grant under this Plan and the date on which the Company issues or transfers shares of Stock in settlement therefore. In addition, the Company shall have no liability in respect of any Grant under this Plan that expires prior to exercise or that are cancelled or otherwise forfeited pursuant to the terms of this Plan or the applicable Grant Letter.

(d)  Indemnification. Any Participant for whom the resale of shares of Stock is included in a registration statement or statements will indemnify the Company, each of its directors and officers and each Person who controls the Company (other than such Participant) against all claims, losses, damages, expenses and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or statements, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, each of its directors and officers and each Person controlling the Company (other than such Participant) for all legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged statement) or omission (or alleged omission) is made in such registration statement or statements in reliance upon and in conformity with written information furnished to the Company by such Participant with respect to such Participant and expressly stated to be specifically for use therein; provided, however, that the liability of any such Participant under this Section 18(d) shall be limited to the amount of proceeds received by such Participant in the resale giving rise to such liability.

19.	Amendment and Termination

(a)  Amendment. The Board may amend or terminate this Plan at any time; provided, however, that the Board shall not amend this Plan without approval of the stockholders of NYFIX to the extent that such approval is required in order to comply with the Code or applicable laws or to comply with requirements of any securities exchange or market on which the Stock is listed. The Committee may amend any Grant Letter at any time. No amendment or termination of this Plan and no amendment of any Grant Letter shall, without the consent of such Participant, impair any rights or obligations under any Grant previously made to a Participant, unless such right has been reserved in this Plan or the Grant Letter or except as provided in Section 20(b).

(b)  Repricing. At the discretion of the Committee, any Grant under this Plan may be repriced, replaced, regranted through cancellation or modified to reduce the exercise or base price. The authority given under preceding sentence is given in addition to the authority to make any adjustment to a Grant pursuant to Section 5(d). Without limiting the first sentence of this Section 19(b), the Committee may cancel an outstanding Grant that is underwater for the purpose of granting a replacement Grant of a different type.

(c)  Stockholder Approval for “Qualified Performance-Based Compensation.” For purposes of making Grants to Senior Executives under this Plan at any time (except as provided in Section 5(e)), this Plan must be approved by NYFIX’s stockholders in a manner intended to comply with Sections 422(b)(i) and 162(m) of the Code and the related Treasury Regulations no later than the earlier of (i) 12 months following the date the Plan is approved by the Board and (ii) the date a Grant is first settled under the Plan. In addition, for purposes of making grants to Senior Executives following the expiration of the initial stockholder approval, this Plan must be reapproved by NYFIX’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 13, if additional Grants are to be made under Section 13 and such approval is then required by Section 162(m) of the Code or the related Treasury Regulations.

(d)  Termination of Plan. This Plan shall terminate on the day immediately preceding the tenth anniversary of the date of stockholder approval of this Plan, unless this Plan is terminated earlier under Section 5(f) or by the Board or, with the approval of the stockholders, is extended by the Board. The termination of this Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant and the terms and conditions of this Plan shall continue to apply to such outstanding Grants.

20.	Miscellaneous

(a)  Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any Person, including Grants to employees thereof who become Employees, or for other proper corporate purposes or (ii) limit the right of NYFIX to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another Person who becomes an Employee by reason of such an acquisition in substitution for a grant made by such Person. The terms and conditions of the substitute Grants may vary from the terms and conditions required by this Plan and from those of the substituted grant. The Committee shall prescribe the provisions of the substitute Grants.

(b)  Compliance with Law. This Plan, the Grants made hereunder and the obligations of NYFIX under this Plan and such Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency that may be required. Notwithstanding anything contained herein or in any Grant Letter to the contrary, the Committee may revoke any Grant if it is contrary to applicable law or modify a Grant to bring it into compliance with applicable law or within the provisions of this Plan. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c)  Section 409A. It is the intention of NYFIX that no Grant be subject to the additional tax imposed by Section 409A(b)(5)(i) of the Code, and to the extent that there are any ambiguities herein, this Plan shall be interpreted and administered accordingly.

(d)  Enforceability. This Plan shall be binding upon and enforceable against NYFIX and its successors and assigns.

(e)  Funding of this Plan; Limitation on Rights. This Plan shall be unfunded. Neither NYFIX nor any other Person shall be required to establish any special or separate fund or to make any other segregation of assets to assure the settlement of any Grants under this Plan. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Person and any Participant or any other Person. No Participant or other Person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Person. To the extent that any Person acquires a right to receive settlement from NYFIX hereunder, such right shall be no greater than the right of any unsecured general creditor of NYFIX.

(f)  Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Employee Director or other Person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or continue in the employment or service of the Company.

(g)  No Acquired Rights or Entitlements/Plan Amendment or Termination. The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees’ base salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. The Company has no obligation to offer incentive plans to Participants in the future, and the Plan shall be effective only for the time period specified in the Plan and shall not be deemed to renew year over year. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of the Company. Specifically, the Company assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, the Company may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.

(h)  No Fractional Shares. No fractional shares of Stock are required to be issued or delivered pursuant to this Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(i)  Other Compensation and Benefit Plans. Except as provided in Section 1, the adoption of this Plan shall not affect any other stock incentive or other compensation plans of the Company and shall not preclude the Company from establishing any other forms of stock incentive or other compensation for employees, non-employee directors or other Persons. The amount of any compensation deemed to be received by a Participant pursuant to an Grant shall not constitute compensation with respect to which any other benefits of such Participant are determined, including benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

(j)  Employees Subject to Taxation Outside the United States. With respect to Participants who are resident or subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws. In order to facilitate the grant of Awards under this Plan, the Committee may, in its sole discretion, (i) provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company outside of the United States, as the Committee may, in its sole discretion, consider necessary or appropriate to accommodate differences in local law, tax policy or custom and (ii) approve such supplements to, or amendments, restatements or alternative versions of, this Plan, as it may, in its sole discretion, consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan for any other purpose; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders under any applicable rules

(k)  Personal Data. In order to administer this Plan, the Company may process personal data about Participants. Such data includes, but is not limited to, the information provided in a Grant Letter and any changes thereto, other appropriate personal and financial data about a Participant, such as a home address, business address, e-mail address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of this Plan. By accepting a Grant, each Participant gives explicit consent to the Company to process any such personal data. Participants also give explicit consent to the Company to transfer any such personal data within and outside of the United States or any other country in which the Participant may work or are employed, and such data may be transferred to persons who are designated by the Company to administer this Plan. The United States has not been determined to provide an adequate level of privacy protection as defined in the European Union’s Directive on Data Protection. However, the Company will, at all times, use commercially reasonable efforts to take the appropriate measures to protect Participants’ personal data. Participants have the right to request information on the collection, processing and use of their personal data. If a Participant wishes to exercise his or her rights to information, he or she may make a written request to the Company. Requests should contain sufficient detail to describe the data with respect to which the Participant requests information.

(l)  Governing Law. The validity, construction, interpretation and effect of this Plan and Grant Letters issued under this Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. Adopted by the Board on October 2, 2007

/s/ Scott A. Bloom
Secretary

NYFIX, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 11, 2007

VOTE BY INTERNET, TELEPHONE OR MAIL

As a stockholder of NYFIX, Inc., a Delaware corporation (the “Company”), you have the option of voting your shares of common stock of the Company by proxy, using the telephone, Internet or mail. If you vote electronically by telephone or Internet, you do not need to return the attached proxy card. Your vote by proxy authorizes Steven R. Vigliotti and Brian Bellardo and each of them, with full power of substitution, to vote and otherwise represent all the shares of common stock of the Company that you are entitled to vote at the 2007 Annual Meeting of Stockholders of the Company to be held on Tuesday, December 11, 2007 at 9:00 a.m. Eastern Time at 100 Wall Street - 26th Floor, New York, New York 10005, or at any adjournment(s) or postponement(s) thereof, with the same effect as if you were present and voting such shares, on the matters and in the manner set forth below and as further described in the accompanying Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BELOW. IF THIS PROXY IS EXECUTED BUT NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR PROPOSALS 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

				Please Mark Here to Address Change or Comments See reverse side		☐
			Please mark your votes like this			☒
	For all nominees listed below	Withhold Authority to vote for all nominees listed below
1. The election of the following persons as Directors of Company to serve for the respective terms as set forth in the accompanying proxy statement.	☐	☐	2. Approval of the NYFIX, Inc. Omnibus Equity Compensation Plan	For	Against	Abstain
				☐	☐	☐
Nominees: 01 Lon Gorman 02 P. Howard Edelstein 03 Mitchel A. Lenson 04 William J. Lynch 05 Michael J. Passarella 06 Richard Y. Roberts 07 Thomas C. Wajnert			3. Ratification of the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007	For	Against	Abstain
				☐	☐	☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)			MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

Signature______________________	Signature______________________		Date_____________________, 2007

Note: Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, or as an officer signing for a corporation please give full title under signature.